Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION

AND

BAR HARBOR BANK & TRUST

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; ACCOUNTING.......................................................................................................		1
Section 1.1.	Defined Terms.............................................................................................................................	1
Section 1.2.	Accounting Terms.......................................................................................................................	10
ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES............................................................................................................................................................		10
Section 2.1.	Purchase and Sale of Purchased Assets.......................................................................................	10
Section 2.2.	Assumption of Assumed Liabilities............................................................................................	11
Section 2.3.	No Other Assets Purchased; Unassignable Assets and Liabilities..............................................	11
Section 2.4.	Excluded Liabilities.....................................................................................................................	12
ARTICLE III PURCHASE PRICE; PAYMENT; SETTLEMENT; TAX ALLOCATION; PRORATION.............................................................................................................................................................		12
Section 3.1.	Purchase Price.............................................................................................................................	12
Section 3.2.	Payments at Closing....................................................................................................................	12
Section 3.3.	Post-Closing Consents and Second Closing................................................................................	13
Section 3.4.	Adjustment of Estimated Amounts..............................................................................................	13
Section 3.5.	Allocation of Purchase Price.......................................................................................................	14
Section 3.6.	Proration; Other Closing Date Adjustments................................................................................	15
ARTICLE IV TAXES................................................................................................................................................		15
Section 4.1.	Sales, Transfer and Use Taxes.....................................................................................................	15
Section 4.2.	Information Reports....................................................................................................................	15
Section 4.3.	Taxes Related to the Business.....................................................................................................	16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER...........................................................		16
Section 5.1.	Organization................................................................................................................................	16
Section 5.2.	Authority......................................................................................................................................	16
Section 5.3.	Non-Contravention......................................................................................................................	17
Section 5.4.	Compliance with Law..................................................................................................................	17
Section 5.5.	Legal Proceedings.......................................................................................................................	17
Section 5.6.	Consents and Approvals..............................................................................................................	17
Section 5.7.	Community Reinvestment Act....................................................................................................	17
Section 5.8.	Leases; Owned Real Properties...................................................................................................	17
Section 5.9.	Necessary Permits.......................................................................................................................	18
Section 5.10.	Environmental Matters................................................................................................................	18
Section 5.11.	Title to Purchased Assets.............................................................................................................	19
Section 5.12.	Deposit Liabilities.......................................................................................................................	19
Section 5.13.	Labor and Employment Matters..................................................................................................	19
Section 5.14.	Tax Matters..................................................................................................................................	20
Section 5.15.	Wealth Management Relationships.............................................................................................	20
Section 5.16.	Loans...........................................................................................................................................	20
Section 5.17.	No Broker....................................................................................................................................	21
Section 5.18.	Limitations on Representations and Warranties..........................................................................	21
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................		22
Section 6.1.	Organization................................................................................................................................	22
Section 6.2.	Authority......................................................................................................................................	22
Section 6.3.	Non-Contravention......................................................................................................................	22
Section 6.4.	Compliance with Law..................................................................................................................	22

i

Section 6.5.	Legal Proceedings.......................................................................................................................	23
Section 6.6.	Consents and Other Regulatory Matters.....................................................................................	23
Section 6.7.	Community Reinvestment Act....................................................................................................	24
Section 6.8.	WARN Act...................................................................................................................................	24
Section 6.9.	Capital and Funding Available....................................................................................................	24
Section 6.10.	Eligibility.....................................................................................................................................	24
Section 6.11.	No Broker....................................................................................................................................	24
Section 6.12.	Limitations on Representations and Warranties..........................................................................	24
ARTICLE VII COVENANTS OF SELLER...........................................................................................................		24
Section 7.1.	Conduct of the Business..............................................................................................................	24
Section 7.2.	Regulatory Approvals..................................................................................................................	26
Section 7.3.	Landlord Consents.......................................................................................................................	26
Section 7.4.	Other Third Party Consents.........................................................................................................	27
Section 7.5.	Updated Schedules......................................................................................................................	27
Section 7.6.	Servicing Prior to Closing...........................................................................................................	28
Section 7.7.	Insurance.....................................................................................................................................	28
Section 7.8.	Non-Solicitation of Customers and Employees..........................................................................	28
ARTICLE VIII COVENANTS OF PURCHASER................................................................................................		29
Section 8.1.	Regulatory Approvals and Standards..........................................................................................	29
Section 8.2.	Consents......................................................................................................................................	30
Section 8.3.	Solicitation of Accounts..............................................................................................................	30
Section 8.4.	Recording of Instruments of Assignment....................................................................................	31
Section 8.5.	Transferred Employees................................................................................................................	31
ARTICLE IX ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS..........................................		34
Section 9.1.	Access by Purchaser....................................................................................................................	34
Section 9.2.	Communications to Employees; Training...................................................................................	34
Section 9.3.	Communications with Customers...............................................................................................	35
Section 9.4.	Public Announcements................................................................................................................	35
ARTICLE X CONDITIONS TO CLOSING..........................................................................................................		36
Section 10.1.	Conditions to Obligations of Seller.............................................................................................	36
Section 10.2.	Conditions to Obligations of Purchaser.......................................................................................	36
ARTICLE XI CLOSING..........................................................................................................................................		37
Section 11.1.	Closing; Closing Date.................................................................................................................	37
Section 11.2.	Seller’s Deliveries.......................................................................................................................	37
Section 11.3.	Purchaser’s Deliveries.................................................................................................................	39
ARTICLE XII TRANSITIONAL MATTERS........................................................................................................		39
Section 12.1.	Payment of Deposit Liabilities....................................................................................................	39
Section 12.2.	Delivery of Customer Notice......................................................................................................	40
Section 12.3.	Delivery of Purchaser’s Check Forms.........................................................................................	41
Section 12.4.	Uncollected Checks Returned to Seller.......................................................................................	41
Section 12.5.	Telephone Numbers.....................................................................................................................	41
Section 12.6.	New ATM/Debit Cards................................................................................................................	41
Section 12.7.	Deactivation of ATMs and ATM/Debit Cards.............................................................................	41
Section 12.8.	Installation of Equipment by Purchaser.......................................................................................	42
Section 12.9.	Signage........................................................................................................................................	42
Section 12.10.	Actions With Respect to IRA and 401(k) Plan Deposit Liabilities.............................................	43

Section 12.11.	UCC-1 Assignment and Other Documents.................................................................................	44
Section 12.12.	Conversion...................................................................................................................................	45
ARTICLE XIII POST-CLOSING MATTERS.......................................................................................................		45
Section 13.1.	Further Assurances......................................................................................................................	45
Section 13.2.	Access to Books and Records.....................................................................................................	46
Section 13.3.	Deposit Histories.........................................................................................................................	46
ARTICLE XIV INDEMNITY..................................................................................................................................		46
Section 14.1.	Seller’s Indemnity........................................................................................................................	46
Section 14.2.	Purchaser’s Indemnity.................................................................................................................	47
Section 14.3.	Indemnification Procedure..........................................................................................................	47
Section 14.4.	Limitations on Liability...............................................................................................................	48
Section 14.5.	General........................................................................................................................................	49
ARTICLE XV TERMINATION..............................................................................................................................		50
Section 15.1.	Termination.................................................................................................................................	50
Section 15.2.	Effect of Termination...................................................................................................................	50
ARTICLE XVI MISCELLANEOUS......................................................................................................................		51
Section 16.1.	Expenses......................................................................................................................................	51
Section 16.2.	Trade Names and Trademarks.....................................................................................................	51
Section 16.3.	Confidentiality.............................................................................................................................	51
Section 16.4.	Notices.........................................................................................................................................	52
Section 16.5.	Interpretation...............................................................................................................................	53
Section 16.6.	Modification or Amendment.......................................................................................................	53
Section 16.7.	Waiver..........................................................................................................................................	53
Section 16.8.	Binding Effect; Assignment........................................................................................................	54
Section 16.9.	Severability..................................................................................................................................	54
Section 16.10.	Governing Law............................................................................................................................	54
Section 16.11.	Consent to Jurisdiction; Waiver of Jury Trial..............................................................................	54
Section 16.12.	Specific Performance..................................................................................................................	55
Section 16.13.	No Third Party Beneficiaries.......................................................................................................	55
Section 16.14.	Counterparts................................................................................................................................	55
Section 16.15.	Entire Agreement.........................................................................................................................	55
Section 16.16.	Survival.......................................................................................................................................	55

EXHIBITS

Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Form of Deed
Exhibit C    Form of Lease Assignment
Exhibit D    Form of Bill of Sale
Exhibit E    Form of Seller’s Officer’s Certificate
Exhibit F    Form of Seller’s Limited Power of Attorney
Exhibit G    Form of Purchaser’s Officer’s Certificate

SCHEDULES

Schedule 1.1(a)    ATM Leases
Schedule 1.1(b)    Branches
Schedule 1.1(c)    Wealth Management Relationship Customers
Schedule 1.1(d)    Employees
Schedule 1.1(e)    Excluded Fixed Assets
Schedule 1.1(f)    Knowledge
Schedule 1.1(g)(i)    Landlord Consents
Schedule 1.1(g)(ii)    Required Landlord Consents
Schedule 1.1(h)    Leases
Schedule 1.1(i)    Loans
Schedule 1.1(j)    Owned Real Properties
Schedule 1.1(k)    Regulatory Approvals
Schedule 2.3(a)    Split Customers
Schedule 5.3        Necessary Consents
Schedule 8.5(i)    Employee Severance
Schedule 12.12    Terms of Data Processing Conversion

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (this “Agreement”) is made and entered into as of July 8, 2019 by and between PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national bank with its principal office at 850 Main Street, Bridgeport, Connecticut 06604 (“Seller”) and BAR HARBOR BANK & TRUST, a Maine-chartered bank with its principal office at 82 Main St., Bar Harbor, Maine 04609 (“Purchaser”). Seller and Purchaser are from time to time referred to collectively as the “Parties,” or each individually as a “Party.”
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, certain of Seller’s assets in accordance with the terms and provisions of this Agreement; and
WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain of Seller’s liabilities in accordance with the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE I
DEFINITIONS; ACCOUNTING
Section 1.1.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2019 Incentives” has the meaning set forth in Section 8.5(j).
“401(k) Plan” means a retirement savings account as set forth in subsection 401(k) of the Code.
“Accrued Interest” means, as of any date, (a) with respect to the Deposit Liabilities, any interest, fees, costs and other charges that have been accrued on but not been paid or credited to the Deposit Liabilities, each as reflected on Seller’s general ledger, and (b) with respect to the Purchased Assets, any interest, fees, premiums, costs and other charges (including fees associated with the Safe Deposit Agreements) that have accrued on or been charged to such Purchased Assets (whether billed or unbilled) but have not been paid by the applicable borrower, guarantor, surety or other obligor, or otherwise collected by offset, recourse to collateral or otherwise, as reflected on Seller’s general ledger.
“ACH” means the Automated Clearing House.
“Adjusted Deposit Premium” means the Deposit Premium calculated based on the Average Deposit Liabilities as of the second (2nd) Business Day prior to the Closing Date.
“Adjusted Payment Amount” means the amount by which the aggregate balance (including Accrued Interest) of the Deposit Liabilities transferred to Purchaser as of the Effective Time exceeds the Purchase Price as of the Effective Time, which Purchase Price shall include any additional Purchase Price pursuant to Section 3.3.
“Advance Lines” means the overdraft lines of credit to owners of the Deposit Liabilities as of the Effective Time, plus any and all Accrued Interest on such lines of credit.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or any director, officer, partner, joint venture or member of such Person, and any successors of such Persons.
“Agreement” has the meaning set forth in the preamble, together with all attached exhibits and schedules.
“Assignment and Assumption Agreement” means an assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form of Exhibit A.
“Assumed Liabilities” has the meaning set forth in Section 2.2.
“ATM” means an automated teller machine.

“ATM Leases” means the lease agreements described on Schedule 1.1(a), as such agreements have been amended, renewed or extended prior to the date of this Agreement, and as may be further amended, renewed, extended or terminated in the ordinary course of business and in accordance with this Agreement following the date of this Agreement and prior to the Closing Date, pursuant to which Seller or any of its subsidiaries leases real property on which ATMs are located, in connection with the Business.
“Average Deposit Liabilities” means, as of any particular date, the average daily balance of the Deposit Liabilities for ten (10) consecutive Business Days which immediately precede such date.
“Base Date” means 11:59 p.m. Eastern Time on the Business Day immediately preceding the date the Draft Closing Statement is delivered.
“Branches” means, collectively, the bank branches set forth on Schedule 1.1(b).
“Brokered Deposits” means any deposit of any Branch or the Milford Branch that is a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).
“Business” means (a) the Advance Lines, the Loans, the Letter of Credit, the Branches, the Cash, the Wealth Management Relationships, the Safe Deposit Agreements, the Employees, the Fixed Assets, the Leases, the ATM Leases and the Owned Real Properties; (b) the Deposit Liabilities; and (c) any and all liabilities and obligations relating to the foregoing described in clauses (a) and (b) above.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of Maine.
“Cash” means all petty cash, vault cash, teller cash, ATM cash, the value of foreign currency, if any, in each Branch and the Milford Branch as of the Effective Time or such other time mutually agreed to in writing by the Parties.
“Closing” has the meaning set forth in Section 11.1.
“Closing Date” means the date on which the Closing takes place which, except as the Parties otherwise may mutually agree in writing or as provided in Section 10.2(a), shall be the first Friday which is at least three (3) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article XIII (other than obligations to be performed at the Closing).
“Closing Wealth Management Revenues” means the aggregate Wealth Management Revenues for all Wealth Management Relationship Customers (excluding Non-Consenting Customers) as of the Closing Date or the Second Closing Date, as applicable.
“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Job” means, with respect to any Employee, a position with Purchaser or any of its Affiliates (a) with at least the same annual base salary or wage rate as the annual base salary or wage rate paid by Seller to such Employee immediately prior to the Closing; (b) with at least the same cash bonus opportunities provided by Seller to such Employee in respect of the calendar year in which the Closing Date occurs; (c) with at least the same, or substantially similar, job duties and responsibilities as immediately preceding the Closing; (d) with no significant changes in work schedule as compared to such Employee’s work schedule immediately preceding the Closing; and (e) to be performed at the same location, or a location no further than thirty-five (35) miles from the location, where such Employee provides services immediately preceding the Closing.
“Confidentiality Agreement” means that certain Confidentiality Agreement between an Affiliate of Purchaser and an Affiliate of Seller, dated as of April 12, 2019.
“CRA” means the Community Reinvestment Act of 1977, as amended (12 U.S.C. §§ 2901 et seq.).
“Customer” means any of (a) the Persons named as the owners of the Deposit Accounts, (b) the Persons listed on Schedule 1.1(c) (the “Wealth Management Relationship Customers”), subject to Section 7.5, and (c) the Persons to whom Seller or any of its Affiliates has made any outstanding Loan.
“Customer Notices” means a letter, notice, statement or other form of communication sent to Customers and announcing the transactions in accordance with Section 9.3 and Section 12.2.
“Damages” means, collectively, claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses).
“Deductible Amount” has the meaning set forth in Section 14.4(a).
“Deed” means deeds with respect to the respective Owned Real Properties, each in substantially the form of Exhibit B.
“Deposit Account” means a deposit account that represents a Deposit Liability.
“Deposit Liabilities” or “Deposit Liability” means all of Seller’s deposit liabilities and obligations, with respect to deposit accounts of Customers assigned to a Branch or the Milford Branch that constitute “deposits” for the purposes of the FDIA, including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit, and all Accrued Interest on such accounts. Deposit Liabilities shall include accounts subject to sweep, repurchase or similar arrangements. Deposit Liabilities shall include the Negative Deposits. Deposit Liabilities shall exclude (a) all Deposit Liabilities that are Excluded IRA/401(k) Plan Deposits, (b) all liabilities, notwithstanding Section 7.4, that are not transferable pursuant to applicable law or regulation and (c) Brokered Deposits.
“Deposit Premium” has the meaning set forth in Section 3.1(a).

“Draft Closing Statement” means a closing statement, in a form agreed to by the Parties, as of the Base Date, setting forth an estimate of the Purchase Price, the Estimated Deposit Premium, the Estimated Payment Amount, and any other information mutually agreed to by the Parties.
“Earned Portion” has the meaning set forth in Section 8.5(j).
“Effective Time” means 11:59 p.m. Eastern Time on the Closing Date or the Second Closing Date only with respect to the Purchased Assets transferred at the Second Closing.
“Employees” means the employees of Seller or any of its Affiliates working in, assigned to or affiliated with any Branch or the Milford Branch or the Business, as applicable, as set forth on Schedule 1.1(d), as such Schedule may be updated prior to the date that is (20) Business Days prior to the Closing Date, or in connection with the Closing, as set forth in Section 7.5, to (i) exclude any such employees who (x) transfer jobs within Seller or any of its Affiliates to a location not in a Branch or the Milford Branch or (y) leave Seller’s or any of its Affiliates employ between the date of this Agreement and the Effective Time and (ii) include (x) replacements of such employees described in clause (i) of this definition made in the ordinary course of business between the date of this Agreement and the Closing Date and (y) any Person who fills a vacant position at a Branch or the Milford Branch in the ordinary course of business between the date of this Agreement and the Closing Date to provide Branch or the Milford Branch services to Customers.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Deposit Premium” means the Deposit Premium calculated based on the Average Deposit Liabilities as of the date the Draft Closing Statement is delivered.
“Estimated Payment Amount” means the amount by which the aggregate balance (including Accrued Interest) of the Deposit Liabilities exceeds the Purchase Price, in each case as determined as of the Base Date.
“Excluded Fixed Assets” means (a) all artwork, supplies, signs, marketing aids, trade fixtures or equipment specifically identifying or relating in any way to Seller or any of its Affiliates or containing any trade name, trademark or service mark, logo or corporate name or other symbol of Seller or any of its Affiliates and located in the Branches on the Closing Date; (b) all software, source and object code, associated licenses, user manuals and related documents and all updates, upgrades or other revisions to such assets and all copies or duplicates of such assets located in the Branches on the Closing Date; (c) all computers; (d) all electronic mail records and databases; (e) all Internet domain names and uniform resource locators; (f) any Fixed Assets not acquired by Purchaser pursuant to Section 7.3(b); and (g) any other furniture, fixtures, equipment, leasehold improvements and other assets set forth on Schedule 1.1(e), which may be amended by the mutual agreement of the Parties between the date of this Agreement and the Closing Date.
“Excluded IRA/401(k) Plan Deposits” has the meaning set forth in Section 12.10(a).
“FDIA” means the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1811 et seq.).

“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for the applicable period, the rate set forth in the cell beneath the most recent “week ending” column opposite the “Federal Funds (Effective)” row set forth in the H.15(519) published immediately prior to the date of the related calculation. H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.
“Final” means, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal from such order or action shall have passed without an appeal having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.
“Final Approval Date” means, with respect to the transactions contemplated by this Agreement, the date upon which all Regulatory Approvals have been obtained and any related waiting periods shall have expired or been terminated.
“Final Closing Statement” means a statement, in a form agreed to by the Parties and signed by the Parties, setting forth (a) the Purchase Price (which shall include any additional Purchase Price pursuant to Section 3.3) and each component of the Purchase Price as of the applicable Effective Time, (b) the amount of Deposit Liabilities transferred to Purchaser as of the applicable Effective Time, (c) the Adjusted Deposit Premium and the Adjusted Payment Amount, (d) all adjustments and prorations contemplated by Section 3.6, and (e) any other items mutually agreed to by the Parties.
“Fixed Assets” means all of the furniture, fixtures, equipment, safe deposit boxes (exclusive of contents), computers, ATMs, leasehold improvements and other assets owned by Seller and located in the Branches or in a location subject to an ATM Lease as of the Effective Time. Fixed Assets shall exclude the Excluded Fixed Assets and any proprietary information or any trade name, trademark or service mark, logo or corporate name of Seller or any of its Affiliates contained within or relating to such Fixed Assets.
“GAAP” means generally accepted accounting principles in effect in the United States of America.
“Governmental Entity” means any federal, state, or local agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization.
“Indemnified Party” means a party entitled to indemnification under this Agreement.
“Indemnitor” means a party having an indemnification obligation under this Agreement.
“IRA” shall mean an account created by a trust for the benefit of an individual or his or her beneficiary and that complies with the provisions of Section 408 or 408A of the Code.

“IRS” means the Internal Revenue Service of the United States of America.
“Items” means checks, drafts, negotiable orders of withdrawal, electronic debits, ACH transactions and items of a like kind which are drawn on or deposited and credited to the Deposit Liabilities.
“Knowledge” means, (i) with respect to Seller, the knowledge, after reasonable investigation, of any of Seller’s officers listed on Schedule 1.1(f)(i) and (ii) with respect to Purchaser, the knowledge, after reasonable investigation, of any of Purchaser’s officers listed on Schedule 1.1(f)(ii).
“Landlord Consents” means the written consents of the landlords to the assignment of the Leases or ATM Leases, as applicable, which consents are required pursuant to the terms of the Leases or ATM Leases, as applicable, prior to the assignment of the Leases or ATM Leases, as applicable, by Seller to Purchaser on the Closing Date and are set forth on Schedule 1.1(g)(i).
“Lease Assignment” means a lease assignment and assumption agreement with respect to a Lease or ATM Lease, as applicable, in substantially the form of Exhibit C, subject to comments and changes thereto requested by landlords.
“Leases” means the lease agreements for the six (6) Branches described on Schedule 1.1(h), as such agreements have been amended, renewed or extended prior to the date of this Agreement, and as may be further amended, renewed, extended or terminated in the ordinary course of business and in accordance with this Agreement following the date of the Agreement and prior to the Closing Date.
“Letter of Credit” means any letter of credit, including any standby letter of credit, issued by Seller for the account of any Customer.
“Lien” means any lien, easement, right of way, covenant, restrictions, pledge, encumbrance, encroachment, security interest, mortgage, deed of trust, lease, license, option or other adverse claim of any kind or description.
“Loan Documents” means the files and documents included therein maintained by Seller in the ordinary course of business relating specifically to the Loans, including loan applications, notes, security agreements, deeds of trust, mortgages, loan agreements, appraisals, credit reports, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, commitment letters, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing, in each case, in Seller’s possession as of the date of this Agreement (it being understood and agreed that “Loan Documents” shall not include any proprietary or internal Seller information including “credit scoring” reports and valuations, financial models, underwriting or approval memoranda and similar materials).

“Loans” means the loans and other extensions of credit set forth on Schedule 1.1(i). “Loans” shall not include any loan subject to or affected by the Specified Litigation.
“Material Adverse Effect” means any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operations, results of operations or the condition (financial or otherwise) of the Business taken as a whole; provided, however that “Material Adverse Effect” shall not include any circumstance, change in or effect on the Business: (a) arising out of or relating to (i) changes in general economic, monetary or political conditions, including the outbreak of war or acts of terrorism, (ii) changes in prevailing interest rates, (iii) changes in GAAP or in laws, rules, regulations or agency guidelines applicable to the banking industry, or in the interpretation thereof by Governmental Entities, (iv) compliance with the terms of this Agreement, or (v) any actions expressly provided for pursuant to this Agreement or actions or omissions taken pursuant to the written request or consent of Purchaser, or (b) directly arising out of or attributable to the announcement of the transactions contemplated by this Agreement.
“Milford Branch” means the bank branch located at 12 Main Street, Milford, Maine 04461.
“Necessary Consents” has the meaning set forth in Section 5.3.
“Negative Deposits” means overdrafts in Deposit Accounts which are not covered by Advance Lines, and any and all Accrued Interest on such Deposit Accounts, all as reflected on Seller’s general ledger as of the Effective Time.
“New Wealth Management Relationship Customer” means any Person that becomes a Wealth Management Relationship Customer after the date hereof.
“Non-Consenting Customer” means each Wealth Management Relationship Customer (including any New Wealth Management Relationship Customer) for which Seller has not obtained all third-party consents required to assign the related Wealth Management Relationship pursuant to Section 7.4.
“OCC” means the Office of the Comptroller of the Currency.
“Owned Real Property” means each of the two (2) Branches owned by Seller or any of its Affiliates, each as described on Schedule 1.1(j).
“Party” or “Parties” has the meaning set forth in the preamble.
“Permitted Liens” means (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable or which although delinquent are being contested in good faith by appropriate proceedings; (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease; (c) landlords’ Liens under the Leases or ATM Leases other than as a result of an uncured default by the tenant thereunder; (d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) days past due, which are being contested in good faith by appropriate proceedings, or which are otherwise bonded or insured over; (e) zoning, land use and other similar laws, ordinances or rules applicable to real property which are not violated in any material respect; (f) Liens on real property (including title defects or imperfections, easements, covenants, rights of way and similar restrictions) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property; (g) any matters that may be disclosed by title insurance policies, reports or commitments; or (h) any other Liens affecting the Purchased Assets which do not adversely affect the ownership, operation or value of such Purchased Assets in any material respect.
“Person” means any individual, partnership, joint venture, corporation, association, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.
“PTO” has the meaning set forth in Section 8.5(e).
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser 401(k) Plans” has the meaning set forth in Section 8.5(c).
“Purchaser Benefit Arrangement” has the meaning set forth in Section 8.5(e).
“Purchaser’s Account” means an account established by or on behalf of Purchaser and identified to Seller no later than three (3) Business Days prior to the Closing Date.
“Records” means (a) as to the Loans, the Loan Documents and (b) as to other Purchased Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that are in Seller’s or any of its Affiliates’ possession, to the extent transferable without violating applicable law, relating primarily to such Purchased Assets and Assumed Liabilities or the operation of the Branches or the Milford Branch.
“Regulatory Approvals” means the consents, approvals, authorizations or other orders of or actions by the Governmental Entities necessary to consummate the transactions contemplated by this Agreement, which are set forth on Schedule 1.1(k).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Residual Processing Account” means a demand deposit account containing sufficient funds for the purposes set forth in this Agreement that is established and maintained by Purchaser with Seller during the period beginning on the Closing Date and ending on the ninetieth (90th) day following the Closing Date for the purposes contemplated by this Agreement.

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches as of the Effective Time.
“Second Closing” has the meaning set forth in Section 3.3.
“Second Closing Date” has the meaning set forth in Section 3.3.
“Seller” has the meaning set forth in the preamble.
“Seller’s Account” means an account established by or on behalf of Seller and identified to Purchaser no later than three (3) Business Days prior to the Closing Date.
“Specified Litigation” means Old Town Utility & Technology Park, LLC v. Consolidated Edison Solutions, Inc., No. 2:19-cv-00029-JDL (Me. Super. Ct. filed Jan. 11, 2019), and any related litigation, action, claim, proceeding, investigation, prosecution, defense, negotiation or settlement.
“Transferred Employees” means all Employees who accept offers of employment from Purchaser as contemplated by Section 8.5(a).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act as amended (29 U.S.C. § 2101 et seq.).
“Wealth Management Relationship Customers” has the meaning set forth in Section 1.1.
“Wealth Management Relationships” means the relationships with the Wealth Management Relationship Customers relating to the provision by Seller or an Affiliate of financial planning, annuities, life insurance, securities brokerage, investment advisory and similar services, as well as all assets under management or custody, associated with each of such relationships.
“Wealth Management Revenues” means (i) the revenue run-rate for all Wealth Management Relationship Customers as set forth on Schedule 1.1(c) and (ii) for any New Wealth Management Relationship Customers, an amount (A) equal to the amount of assets under management or custody by Seller as of the Effective Date multiplied by the applicable annualized fee rate for such Customer or (B) otherwise set forth on updated Schedule 1.1(c) delivered pursuant to Section 7.5.
Section 1.2.    Accounting Terms. All accounting terms not otherwise defined in this Agreement shall have the respective meanings assigned to them in accordance with GAAP.
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS AND
ASSUMPTION OF ASSUMED LIABILITIES
Section 2.1.    Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, as of the Closing or the Second Closing, as applicable, Seller shall, and shall cause its applicable Affiliate to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s and such Affiliate’s right, title and interest in and to the following (collectively, the “Purchased Assets”):
(a)    the Advance Lines and the Loans, together with all related collateral in the possession of or otherwise granted to Seller or any Affiliate thereof;
(b)    the Cash;
(c)    the Fixed Assets;
(d)    the Wealth Management Relationships;
(e)    the Letters of Credit issued by Seller, together with all reimbursement agreements, related documents (including any collateral documents) and all related collateral in the possession of or otherwise granted to Seller or any Affiliate thereof;
(f)    the Leases and ATM Leases and all security deposits held by the lessor under any Lease or ATM Lease;
(g)    the Owned Real Properties;
(h)    all of Seller’s rights with respect to the contracts and relationships arising from and relating to the Deposit Liabilities, including, without limitation, deposit account, online banking and cash management agreements;
(i)    the Safe Deposit Agreements and all keys for the safe deposit boxes;
(j)    all insurance premiums paid by Seller to the FDIC which are allocated to the deposit insurance coverage for the Deposit Liabilities following the Closing Date, to the extent that a proration or adjustment is made with respect to such premiums pursuant to Section 3.6;
(k)    any of Seller’s prepaid expenses related to the operations of the Business to the extent that a proration or adjustment is made with respect to such expenses pursuant to Section 3.6; and
(l)    to the extent permitted by applicable law and regulation, all of Seller’s right, title and interest in and to all Records concerning the Purchased Assets set forth in clauses (a) through (k) above and the Assumed Liabilities in the possession of Seller.
Section 2.2.    Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall, as of the Closing or the Second Closing as applicable, and pursuant to the Assignment and Assumption Agreement, assume the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):
(a)    the Deposit Liabilities;
(b)    those liabilities and obligations (i) assumed pursuant to Section 8.5 or (ii) arising after Closing with respect to the Transferred Employees;
(c)    any of Seller’s accrued and unpaid expenses related to the operations of the Business to the extent a proration or adjustment is made with respect to such expenses pursuant to Section 3.6; and
(d)    any and all other liabilities and obligations relating to or arising out of the Purchased Assets or the other Assumed Liabilities, to be performed after the Closing or arising from and after the Closing Date, including all obligations to make additional extensions of credit under the credit agreements pursuant to which the Loans were made, or otherwise arising from or relating to the conduct of the Business or the operation of the Business from and after the Closing, but only to the extent that such liabilities or obligations arise or accrue after the Effective Time.
Section 2.3.    No Other Assets Purchased; Unassignable Assets and Liabilities.
(a)    Purchaser understands and agrees that it is only purchasing the Purchased Assets and except as may be expressly provided for in this Agreement, Purchaser will not have any interest in any loans or other business relationship which Seller or any of its Affiliates has or may have with (i) any Customer set forth in Schedule 2.3(a) (with respect to the products and services listed therein) or (ii) any other customer of Seller or any of its Affiliates. Purchaser further understands and agrees that Seller and its Affiliates are retaining any and all rights and claims which any of them may have, including, but not limited to, indemnification or reimbursement rights, with respect to the Purchased Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the Business prior to the Closing.
(b)    Notwithstanding anything in this Agreement to the contrary, Seller shall not be obligated to assign any Purchased Asset or Assumed Liability, or any claim, right or any benefit arising or resulting from such Purchased Asset or Assumed Liability, if (i) the consent of a third party is required for such assignment and such consent cannot be obtained pursuant to Section 7.3 or Section 7.4 or (ii) such assignment would be contrary to applicable law.
Section 2.4.    Excluded Liabilities.
(a)    Except for the Assumed Liabilities or as otherwise set forth in this Agreement, Purchaser shall not assume or be bound by any liabilities or obligations of Seller or any of its Affiliates.
(a)    Purchaser shall not assume or be bound by any liabilities or obligations arising from any actions, suits or proceedings by Customers or Employees concerning the Business that are pending or, to the Knowledge of Seller, threatened, as of the Closing Date, including the Specified Litigation.
ARTICLE III
PURCHASE PRICE; PAYMENT;
SETTLEMENT; TAX ALLOCATION; PRORATION
Section 3.1.    Purchase Price. The purchase price for the Purchased Assets shall be an amount computed as follows (the “Purchase Price”):
(a)    an amount equal to 6.3 percent (6.3%) of the Average Deposit Liabilities (the “Deposit Premium”); PLUS
(b)    (i) $3,000,000 for the Owned Real Property and Fixed Assets of the Branch and attached premises located at 183 & 201 Main Street, Bangor, Maine and (ii) the aggregate net book value of (A) the Fixed Assets located in the other Branches, and (B) the other Owned Real Properties, in each case of clauses (A) and (B), as reflected on the general ledger of Seller as of the close of business on the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs; PLUS
(c)    an amount equal to the product of (i) 1.2 multiplied by (ii) the applicable aggregate Closing Wealth Management Revenues; PLUS
(d)    the aggregate unpaid principal balance of and Accrued Interest on the Advance Lines, the Letters of Credit and the Loans, as reflected on the general ledger of Seller as of the Effective Time; PLUS
(e)    the aggregate amount of Cash as of the Effective Time; LESS
(f)    the Earned Portion.
Section 3.2.    Payments at Closing. Seller shall deliver the Draft Closing Statement to Purchaser on or prior to the third (3rd) Business Day immediately preceding the Closing Date or such other date as the Parties otherwise may mutually agree in writing. On or before noon Eastern Time on the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available funds to Purchaser’s Account the Estimated Payment Amount. Seller shall make available to Purchaser such work papers, schedules and other supporting documentation as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Draft Closing Statement.
Section 3.3.    Post-Closing Consents and Second Closing. If the Closing has occurred and there is any Non-Consenting Customer as of Closing, then Purchaser and Seller shall each use their commercially reasonable efforts to attempt to obtain the missing consents over a period not to exceed ninety (90) days after Closing. If by the end of such ninety (90) day period Seller shall have received all necessary consents to transfer the accounts of one or more of such Non-Consenting Customers, there shall be held a one-time second Closing (the “Second Closing”) at or before noon Eastern Time on the Second Closing Date, at which (i) Purchaser shall pay to Seller by wire transfer of immediately available funds to Seller’s Account such additional Purchase Price for such consenting Wealth Management Relationship Customer(s) and (ii) Seller shall deliver to Purchaser consents of Customers relating to the Wealth Management Relationships obtained after the Closing Date. The date on which the Second Closing occurs shall be referred to herein as the “Second Closing Date”.

Section 3.4.    Adjustment of Estimated Amounts.
(a)    On or before noon Eastern Time on the thirtieth (30th) Business Day following the later of the Closing Date and the Second Closing Date, if any, Seller shall deliver the Final Closing Statement to Purchaser. Seller shall make available to Purchaser such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.
(b)    If Purchaser agrees with Seller’s calculation of the Adjusted Payment Amount, then within fifteen (15) Business Days after Seller’s delivery of the Final Closing Statement to Purchaser, (i) if the Adjusted Payment Amount exceeds the amount equal to (x) the Estimated Payment Amount minus (y) any additional Purchase Price paid pursuant to Section 3.3, Seller shall pay to Purchaser by wire transfer of immediately available funds to Purchaser’s Account, an amount equal to such excess plus interest on such excess amount calculated at the Federal Funds Rate for the period beginning on the Closing Date to, but excluding, the date of such payment; or (ii) if the amount equal to (x) the Estimated Payment Amount minus (y) any additional Purchase Price paid pursuant to Section 3.3 exceeds the Adjusted Payment Amount, Purchaser shall refund to Seller by wire transfer of immediately available funds to Seller’s Account, an amount equal to such excess plus interest on such excess amount calculated at the Federal Funds Rate for the period beginning on the Closing Date to, but excluding, the date of such refund. Any payment or refund pursuant to this Section 3.4(b) shall be treated as an adjustment to the Purchase Price.
(c)    If Purchaser does not agree with Seller’s calculation of the Adjusted Payment Amount, then within fifteen (15) Business Days after Seller’s delivery of the Final Closing Statement to Purchaser, Purchaser shall notify Seller in writing of Purchaser’s disagreement with Seller’s calculation. If the Parties agree upon such calculation or otherwise resolve such disagreement, in each case in writing, by the sixtieth (60th) Business Day following the Closing Date or the Second Closing Date, as applicable, each Party will make the appropriate payments as required by Section 3.4(b) no later than close of business on such date.
(d)    If the Parties cannot agree upon the Adjusted Payment Amount or the Adjusted Deposit Premium by the sixtieth (60th) Business Day following the Closing Date or the Second Closing Date, as applicable, the Parties shall engage a mutually agreed upon independent public accountant to make such calculation. The cost of such independent public accountant shall be shared equally between the Parties. The calculation by the independent public accountant shall be final and binding upon the Parties and shall be made on or before close of business on the first (1st) Business Day following the delivery in writing by the independent public accountant of the calculation to the Parties (or such other date and time as the Parties otherwise may mutually agree in writing). Such amounts shall be paid in such manner and with interest in accordance with the provisions of Section 3.4(b) above.
Section 3.5.    Allocation of Purchase Price.
(a)    The Parties agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, such allocation shall be mutually agreed upon between the Parties. Purchaser shall deliver an allocation statement to Seller within sixty (60) Business Days after the Final Closing Statement is agreed to by the Parties or otherwise determined as final in accordance with Section 3.4 (b) or (d). Any issues with respect to the allocation that have not been finally resolved within seventy-five (75) Business Days following the later of the Closing and the Second Closing, if any, shall be referred to an independent public accountant as to which Seller and Purchaser mutually agree whose determination shall be final and binding upon the Parties. The Parties agree that, for federal income tax purposes, the Purchase Price shall be treated as being an amount equal to the aggregate Assumed Liabilities assumed by Purchaser under this Agreement, reduced by the aggregate net amount paid by Seller to Purchaser under this Agreement.
(b)    The Parties shall report the transactions contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation set forth on the statement prepared pursuant to Section 3.5(a) and shall cooperate in the preparation of any tax returns or filings related to such allocation, including any forms required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder. In the event either Party receives notice of a tax audit proposed adjustment with respect to the allocation of the Purchase Price set forth in this Agreement, such Party shall immediately notify the other Party in writing as to the date and subject of such audit.
(c)    If any federal, state or local tax return report or filing by either Party relating to the transactions contemplated by this Agreement and filed on the basis of the allocation set forth on the statement prepared pursuant to Section 3.5(a) is challenged by the taxing authority with which such return, report or filing was filed, the filing Party shall assert and maintain in good faith the validity and correctness of such allocation during the audit of the filing Party until the issuance by the taxing authority of a “30 Day Letter”, or a determination of an equivalent liability, to such Party, whereupon such Party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as described in this Agreement, the Party filing such return, report or filing shall timely keep the other Party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing Party.
Section 3.6.    Proration; Other Closing Date Adjustments.
(a)    Except as otherwise provided in this Agreement, it is the intention of the Parties that Seller will operate the Branches and the Milford Branch for its own account and own the Purchased Assets until the Effective Time, and that Purchaser shall operate the Branches, own the Purchased Assets and assume the Assumed Liabilities for its own account from and after the Effective Time. Thus, except as otherwise specifically provided in this Agreement, all items of income and expense shall be prorated as of the Effective Time, and shall be settled between the Parties in accordance with Section 3.4 or as otherwise agreed to by the Parties.
(b)    For purposes of this Agreement, items of proration and other adjustments shall include, without limitation, (i) rental and other payments under the Leases or ATM Leases, excluding security deposits; (ii) sales, real estate, use and property taxes (other than such sales, real estate, use and property taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Seller in accordance with Section 4.1); (iii) insurance premiums and assessments paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the period from and after the Closing Date (which shall be prorated solely for the assessment for the calendar quarter during which the Closing occurs); (iv) fees for customary annual or periodic licenses or permits; (v) water, sewer, fuel and utility charges; and (vi) other prepaid items of income and expense, in each case calculated as of the Effective Time. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any items of proration, the Parties shall apportion the charges for any such items of proration on the basis of the bill for such item for the most recent billing period prior to the Closing Date or as otherwise agreed to by the Parties.
ARTICLE IV
TAXES
Section 4.1.    Sales, Transfer and Use Taxes. Any sales, transfer, use, stamp or other taxes, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, shall be paid by Seller.
Section 4.2.    Information Reports. The Parties shall each provide to the IRS on a timely basis and otherwise as required by IRS Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit Liability concerning interest paid on, or contributions to and distributions from, the Deposit Accounts, as appropriate, for the periods during which each Party, respectively, administered such Deposit Accounts, including, without limitation, any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents. Seller shall make such reports for interest paid or credited to Customers through the Closing Date and Purchaser shall make such reports after the Closing Date.
Section 4.3.    Taxes Related to the Business. Except for taxes described in Section 3.6(b) or Section 4.1, all taxes concerning the Business and incurred on or prior to the Closing Date or, with respect to Customers relating to the Wealth Management Relationships for which any consent is obtained after the Closing Date and that are transferred at the Second Closing, on or prior to the Second Closing Date, shall be paid by Seller as provided by applicable law. Except for taxes described in Section 3.6(b), all taxes related to the Business and incurred after the Closing Date or, with respect to Customers relating to the Wealth Management Relationships for which any consent is obtained after the Closing Date and that are transferred at the Second Closing, after the Second Closing Date, shall be paid by Purchaser. For purposes of any property taxes, “incurred” means the portion of the taxes attributable to the time that either Party owned the related property, as applicable, for the period of time of reference.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows:
Section 5.1.    Organization. Seller is a national banking association validly existing and in good standing under the laws of the United States and has the corporate power and authority to own (or lease, as applicable) and operate the Branches and conduct the Business and to effect the transactions contemplated by this Agreement.
Section 5.2.    Authority. Seller has the power and authority to enter into and perform this Agreement and any other instruments and documents executed pursuant to this Agreement. This Agreement and any other documents or instruments executed pursuant to this Agreement and the execution, delivery and performance of this Agreement and any such documents or instruments have been duly authorized and approved by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller or any of its direct or indirect equityholders are necessary to authorize the execution and delivery of this Agreement and any documents to be executed pursuant to this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby, and, assuming due authorization, execution and delivery by Purchaser (as applicable), this Agreement and the instruments and documents executed pursuant to this Agreement constitute, or when executed will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies (the “Bankruptcy and Equity Exception”).
Section 5.3.    Non-Contravention. The execution and delivery of this Agreement and any instruments and documents executed pursuant to this Agreement by Seller do not and, subject to the receipt of all Regulatory Approvals, written notice of the transactions contemplated hereby to be given by Seller to the OCC, the Landlord Consents and the consents or notices required with respect to the Wealth Management Relationships, Letters of Credit, IRAs and 401(k) Plans, which consents are set forth on Schedule 5.3 (collectively, the “Necessary Consents”), the consummation of the transactions contemplated by this Agreement will not constitute (a) a breach or violation of or a default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, (b) a breach or violation of or a default under the Articles of Association or Bylaws of Seller, or (c) a material breach or violation of or a material default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than any Permitted Lien) upon any of the Purchased Assets or Assumed Liabilities under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller is a party or by which Seller is bound.
Section 5.4.    Compliance with Law. The operations of the Business are being conducted in compliance in all material respects with all applicable laws, rules and regulations. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and Governmental Entities necessary for the lawful conduct of its business at each of the Branches as now conducted and, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and, to the Knowledge of Seller, are not subject to any suspension, modification or revocation or proceedings related thereto.
Section 5.5.    Legal Proceedings. There are no actions, suits, or proceedings pending as of the date of this Agreement or, to the Knowledge of Seller, threatened as of the date of this Agreement, against Seller, which relate to the Business or which would prevent or materially delay Seller from performing its obligations under this Agreement, in either case, in any material respect.
Section 5.6.    Consents and Approvals. Except for the Regulatory Approvals and written notice of the transactions contemplated hereby to be given by Seller to the OCC, no consent, approval, authorization, filing or registration with or notification to any Governmental Entity is required in connection with Seller’s consummation of the transactions contemplated by this Agreement.
Section 5.7.    Community Reinvestment Act. Seller was rated “satisfactory” following its most recent CRA examination by the OCC and such rating remains in effect as of the date of this Agreement.
Section 5.8.    Leases; Owned Real Properties.
(a)    Seller has delivered to Purchaser true and correct copies of each Lease. Each of the Leases is in full force and effect. With respect to each Lease, there does not exist with respect to Seller’s obligations thereunder, or, to the Knowledge of Seller, with respect to the obligations of any other party thereto, any material default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or any other party thereto.
(b)    There are no subleases relating to any Branch created or suffered to exist by Seller.
(c)    To the Knowledge of Seller, all permits and approvals of all Governmental Entities necessary to conduct the Business as it is presently conducted have been issued and are in full force and effect in connection with Seller’s use of the Owned Real Properties and the premises under the Leases.
(d)    Seller or an Affiliate thereof has good and valid title to each Owned Real Property, free and clear of all Liens except for Permitted Liens.
(e)    Seller has not received any written notice of any actual, and has no Knowledge of any pending, condemnation proceeding relating to any Owned Real Property or any of the premises under the Leases.
(f)    Seller has no outstanding agreements, options, rights of first refusal or commitments of any nature obligating Seller to transfer any Owned Real Property or rights or interests therein to any other Person.
Section 5.9.    Necessary Permits. Seller possesses all material permits, licenses, orders, ratings and approvals of all Governmental Entities necessary to operate the Business substantially as presently operated.
Section 5.10.    Environmental Matters.
(a)    To the Knowledge of Seller, (i) Seller is currently in material compliance with all environmental laws applicable to any Branch premises, and (ii) Seller has not received any written notice that there is or has been any failure (other than any failure that has been remediated) to comply with environmental laws applicable to any Branch premises.
(b)    Seller has not received written notice of any, and to the Knowledge of Seller, there is no pending or threatened, suit, claim, demand, action, proceeding or investigation alleging any material violation of, or material liability under, applicable environmental law with respect to any Branch premises.
(c)    To the Knowledge of Seller, there has not been any material release of hazardous materials into the environment (other than any material release that has been remediated) at any Branch premises.
(d)    To the Knowledge of Seller, there are no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations or (iii) dry-cleaning facilities or operations at, on, in or under any Branch premises.
Section 5.11.    Title to Purchased Assets. Seller (or its Affiliate) is the lawful owner of each of the Purchased Assets free and clear of all Liens other than Permitted Liens and except for any Necessary Consents, Seller has or its Affiliate has, and Seller or its Affiliate will at the Closing or the Second Closing, as applicable, have, the right to sell, convey, transfer, assign and deliver to Purchaser all of its right, title and interest in and to the Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing or the Second Closing, as applicable, Purchaser will acquire valid title to, or in the case of the Leases (subject to receipt of the Landlord Consents), a valid leasehold interest in, all of the Purchased Assets, free and clear of any Liens other than Permitted Liens, subject to Section 7.3.
Section 5.12.    Deposit Liabilities. Seller has provided to Purchaser a true and accurate data file of all Deposit Liabilities, including all Accrued Interest thereon, prepared as of a date such data file was provided. Seller has the right to transfer and assign each of the Deposit Liabilities to Purchaser, free and clear of any Liens other than Permitted Liens. The Deposit Liabilities have been solicited, originated and administered in accordance with the terms of the respective documents governing the relevant type of Deposit Account and all applicable laws and regulations, in each case, in all material respects. The Deposit Liabilities are fully insured to applicable limits by the FDIC in accordance with the FDIA, and Seller has paid all premiums and assessments due thereunder and has filed all reports required to be filed by it with the FDIC concerning the Deposit Liabilities.
Section 5.13.    Labor and Employment Matters.
(a)    Seller has provided to Purchaser an accurate and complete list of: (i) the names, titles, employment dates and current compensation amounts, including wage rates, salaries, commissions, current potential bonus and other incentive-based compensation payable, as applicable, for all Employees; (ii) the employing entity for each Employee; (iii) each Employee’s classification as exempt or non-exempt employee under the Fair Labor Standards Act and similar applicable state laws; and (iv) a statement of sick leave, vacation, or PTO that is accrued and unused for each Employee.
(b)    All Employees are employed on an “at will” basis. No Employee is a party to any individual agreement with Seller or any of its Affiliates for the employment of the employee or the provision of severance or change in control benefits.
(c)    Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) sponsored by the Seller or its Affiliates in which any Employee participates and which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such plan is a prototype plan, the opinion or notification letter for each such plan, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(d)    With respect to the Employees, (i) neither the Seller nor any of its Affiliates is a party to any collective bargaining agreement or has agreed to recognize any union; (ii) to the Knowledge of Seller, there are no organizational campaigns, applications or other unionization activities seeking certification of a collective bargaining unit; (iii) neither Seller nor any of its Affiliates has experienced any labor strike, material slowdown or work stoppage, lockout, material unfair labor practice charges, material grievances, arbitration or other material labor controversy within the past two (2) years; and (iv) the Seller and its Affiliates are, and in the preceding two (2) years have been, in compliance in all material respects with all applicable laws relating to labor and employment practices.
Section 5.14.    Tax Matters. Seller has filed all material tax returns and reports, including amendments, which are materially correct, complete and comply in all material respects with applicable law, and has paid all material real and personal property taxes and assessments, and all material payroll and unemployment taxes, including any related penalties, interest, and deficiencies, that have become due and payable with respect to, or may result in a lien upon, the Employees or any of the Purchased Assets. Seller has withheld and paid to the appropriate governmental agencies all material amounts of withholding taxes relating to the payment of wages to the Employees.
Section 5.15.    Wealth Management Relationships.
(a)    Seller has provided to Purchaser a true and accurate data file of all Wealth Management Relationships, including, with respect to each Wealth Management Relationship Customer, a true and accurate statement of the total amount of such Customer’s assets under Purchaser’s management, prepared as of a date within ten (10) days prior to the date of this Agreement, except as otherwise provided therein.
(b)    Each Wealth Management Relationship has been originated and serviced in all material respects in compliance with applicable law. To the Knowledge of Seller, each instrument or agreement governing a Wealth Management Relationship has been duly and validly executed and delivered by Seller and the other contracting parties, and each such instrument or agreement constitutes a valid, binding and enforceable obligation of the parties thereto, subject to the Bankruptcy and Equity Exception.
(c)    To the Knowledge of Seller, the Employees associated with the Wealth Management Relationships, in their capacities as employees, have complied with applicable laws in all material respects.
Section 5.16.    Loans.
(a)    Seller has provided to Purchaser a true and accurate data file of all Loans, including the name of the Customers of such Loans, the outstanding principal balance of and the amount of Accrued Interest on such Loans, prepared as of a date within ten (10) days prior to the date of this Agreement, except as otherwise provided therein.
(b)    Each Loan (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the Knowledge of Seller, constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), subject to the Bankruptcy and Equity Exception, (iii) to the Knowledge of Seller, is free from all material claims, defenses, rights of rescission, any discount, allowance, set-off, counterclaim, presently pending bankruptcy or other defenses by the borrower, and (iv) complies in all material respects with applicable law, including all applicable lending laws and regulations.
(c)    Each Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the applicable Loan Documents, Seller’s written underwriting standards and in accordance with applicable law.
(d)    Each Loan was made or acquired by Seller in the ordinary course of business.
(e)    None of the Loans are presently serviced by third parties.
(f)    Except as set forth in this Section 5.16, Seller does not make any representation or warranty to Purchaser relating to the Loans.
Section 5.17.    No Broker. No broker or finder, or other party or agent performing similar functions, has been retained by Seller or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, and no brokerage fee or other commission has been agreed to be paid by Seller or any of its Affiliates on account of such transactions.
Section 5.18.    Limitations on Representations and Warranties. Except as otherwise addressed in this Article V, notwithstanding anything to the contrary contained in this Agreement or in any other document or agreement delivered in connection with this Agreement:
(a)    Seller makes no representations or warranties as to the physical condition of the Fixed Assets, all of which are being sold or transferred and assigned “AS IS”, “WHERE IS”, without recourse and with all faults, without any obligation on the part of Seller, at the Closing Date or the Second Closing Date, as applicable.
(b)    Seller makes no representations or warranties with respect to the physical condition of the Branches, which are being transferred and assigned “AS IS”, “WHERE IS”, without recourse and with all faults, without any obligation on the part of Seller, at the Closing Date or the Second Closing Date, as applicable.
(c)    Seller makes no representations or warranties as to whether, or to the length of time during which, any Deposit Accounts will be maintained by the owners of such Deposit Liabilities after the Closing Date or the Second Closing Date, as applicable.
(d)    Except as specifically provided in this Agreement, Seller expressly disclaims and makes no representations nor warranties with respect to the Business, Purchased Assets or Assumed Liabilities, and disclaims any liability and responsibility for any representation, warranty, statement or information otherwise made or communicated to Purchaser in connection with or relating to the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF
PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 6.1.    Organization. Purchaser is a state-chartered non-member bank validly existing and in good standing under the laws of Maine and has the corporate power and authority to effect the transactions contemplated by this Agreement.
Section 6.2.    Authority. Purchaser has the power and authority to enter into and perform this Agreement and any other instruments and documents executed pursuant to this Agreement. This Agreement and any other documents or instruments executed pursuant to this Agreement and the execution, delivery and performance of this Agreement and any such documents or instruments have been duly authorized and approved by all necessary corporate action on the part of Purchaser and no other proceeding on the part of Purchaser or any of its direct or indirect equityholders are necessary to authorize the execution and delivery of this Agreement and any documents to be executed pursuant to this Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby, and, assuming due authorization, execution and delivery by Seller, this Agreement and the instruments and documents executed pursuant to this Agreement constitute, or when executed will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Bankruptcy and Equity Exception.
Section 6.3.    Non-Contravention. The execution and delivery of this Agreement and any instruments and documents executed pursuant to this Agreement by Purchaser do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not constitute (a) a breach or violation of or a default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, (b) a breach or violation of or a default under the charter or bylaws (or similar organizational documents) of Purchaser or (c) a breach or violation of or a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound which would reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby on a timely basis.
Section 6.4.    Compliance with Law. Purchaser is conducting its business in accordance with all applicable laws, rules and regulations, other than any laws, rules and regulations the violation of which would not individually or in the aggregate be reasonably expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby on a timely basis. Purchaser has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and Governmental Entities necessary for the lawful conduct of its business as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby on a timely basis.
Section 6.5.    Legal Proceedings. There are no actions, suits, or proceedings pending as of the date of this Agreement or, to the Knowledge of Purchaser, threatened as of the date of this Agreement, against Purchaser which would reasonably be expected to prevent or materially delay Purchaser from performing its obligations under this Agreement or prevent or materially delay Purchaser’s ability to consummate the transactions contemplated by this Agreement on a timely basis.
Section 6.6.    Consents and Other Regulatory Matters.
(a)    No consents, approvals, authorization or other order of or action by, or filings with or notifications to any other Persons are necessary in connection with the execution, delivery and performance of this Agreement and the other instruments and documents to be entered into in connection with this Agreement by Purchaser except for (i) the Regulatory Approvals and (ii) any consent, approval, authorization, filing or registration with or notification to any other Person the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
(b)    There are no pending, or to the Knowledge of Purchaser, threatened disputes or controversies between Purchaser and any federal, state or local Governmental Entity, including, without limitation, with respect to capital requirements that would reasonably be expected (i) to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or prevent or materially delay Purchaser’s ability consummate the transactions contemplated by this Agreement on a timely basis or (ii) to impair the validity or consummation of this Agreement or the transactions contemplated by this Agreement. Purchaser has not received any indication from any federal, state or other Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement, and has no reason to believe that such consents or approvals will not be received. Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals and to timely consummate the transactions contemplated by this Agreement.
(c)    The deposits of Purchaser are fully insured to applicable limits by the FDIC in accordance with the FDIA, and Purchaser has paid all premiums and assessments due thereunder and has filed all reports required to be filed by it by the FDIC.
(d)    As of the date of this Agreement, Purchaser (i) is “well capitalized” as defined in Section 38 of the FDIA and applicable regulations thereunder, and (ii) meets all capital requirements, standards and ratios required by each federal and state bank regulator with jurisdiction over Purchaser, and no such regulator has indicated that it will condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.
Section 6.7.    Community Reinvestment Act. Purchaser was rated “satisfactory” following its most recent CRA examination by the FDIC and such rating remains in effect as of the date of this Agreement.
Section 6.8.    WARN Act. Purchaser is not planning or contemplating, nor has made or taken, any decisions or actions concerning the Transferred Employees after the Closing that would require the service of notice under the WARN Act.
Section 6.9.    Capital and Funding Available. Purchaser has sufficient capital and available funds to acquire the Business and the Purchased Assets, to assume the Assumed Liabilities and to perform its other obligations under this Agreement and under any of the other instruments or documents executed in connection with this Agreement; it being understood by the Parties that Purchaser’s obligation to acquire the Business and the Purchased Assets, to assume the Assumed Liabilities and to perform its other obligations under this Agreement is not conditioned on raising any equity capital, obtaining specific financing or obtaining the consent of any lender.
Section 6.10.    Eligibility. As of the date hereof, Purchaser or an Affiliate of Purchaser satisfies, and as of the Closing Date will satisfy, all standards and requirements under applicable law to (a) acquire the Wealth Management Relationships and (b) employ the financial advisors associated with the Wealth Management Relationships.
Section 6.11.    No Broker. No broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, except for Griffin Financial Group LLC, and no brokerage fee or other commission has been agreed to be paid by Purchaser or any of its Affiliates on account of such transactions, except for fees and commissions of Griffin Financial Group LLC for which Purchaser shall be solely liable.
Section 6.12.    Limitations on Representations and Warranties. Except as otherwise specifically provided in this Agreement, Purchaser makes no representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS OF SELLER
Seller covenants and agrees with Purchaser as follows:
Section 7.1.    Conduct of the Business. From the date of this Agreement through the Closing, Seller shall (unless Seller receives Purchaser’s written consent to do otherwise, which consent shall not be unreasonably delayed, withheld or conditioned):
(a)    conduct the Business in the usual, regular and ordinary course consistent with past practice;
(b)    use commercially reasonable efforts to maintain and preserve its relationships generally with the Employees and the Customers;
(c)    except as required by applicable law, (i) not grant any increase in pay or benefits to any Employee other than in the ordinary course of business, consistent with past practices, and (ii) not enter into any employment, severance or similar agreement with any Employee;
(d)    not hire any new Employees, transfer the employment of any individual to the Branches or the Milford Branch such that they would be considered an Employee, transfer the employment of any Employees such that they no longer would be considered Employees or conduct any group layoff, in each case, except in the ordinary course of business, consistent with past practices;
(e)    take no action which would materially adversely affect or delay the ability of either Party to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement;
(f)    not dispose of any assets or liabilities related to the Business, except in the ordinary course of business consistent with past practice;
(g)    not materially alter any of its policies or practices with respect to the rates, fees, charges, level of services or products available to Customers except for such alterations as may be instituted generally by Seller in accordance with the ordinary course of business consistent with past practices;
(h)    not transfer to or from any Branch or the Milford Branch and from or to any of Seller’s other operations or branches any material Purchased Assets or any material Deposit Liability, except (A) pursuant to an unsolicited customer request where it would be customary banking practice to honor such request or (B) as provided in Section 7.1(m);
(i)    not amend, modify or extend any Loan, except in the ordinary course of business consistent with past practice;
(j)    except in the ordinary course or as may be required under any Lease or applicable law, (i) not make or agree to make any material improvements to any Owned Real Property or any property subject to a Lease, except normal maintenance or refurbishing purchased or any other improvements made in the ordinary course of business; (ii) not close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch; or (iii) not terminate or extend or amend any Lease in any material respect;
(k)    except in the ordinary course of business consistent with past practice, not release, compromise or waive any material claim or right that is part of or affects in any material respect any of the Purchased Assets or the Assumed Liabilities;
(l)    not agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (k); and
(m)    use its commercially reasonable efforts (A) to legally transfer the Purchased Assets and Assumed Liabilities (including Deposit Liabilities) in or assigned to the Milford Branch to a different Branch and (B) to take all actions to close the Milford Branch at or prior to Closing.
Section 7.2.    Regulatory Approvals. Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to assist Purchaser in obtaining the Regulatory Approvals. To the extent permitted by applicable law, Seller shall furnish to Purchaser or the appropriate Governmental Entities such necessary information as soon as reasonably practicable and provide reasonable assistance as Purchaser may reasonably require in connection with the foregoing.
Section 7.3.    Landlord Consents.
(a)    Seller shall use its commercially reasonable efforts (which shall not require Seller or any other Person to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to obtain the Landlord Consents.
(b)    Notwithstanding anything in this Agreement to the contrary, Seller’s failure to obtain any Landlord Consent after using commercially reasonable efforts shall not (i) entitle Purchaser to terminate this Agreement, (ii) be a condition to Purchaser’s obligations under this Agreement as provided in Section 10.2 or otherwise, (iii) be or be deemed to contribute to a Material Adverse Effect, or (iv) entitle Purchaser to any remedy or action other than as provided in this Section 7.3(b), except that delivery of the Landlord Consents set forth on Schedule 1.1(g)(ii) is a condition to Purchaser’s obligations under this Agreement as provided in Section 10.2(d). In the event any Landlord Consent cannot be obtained through Seller’s commercially reasonable efforts (including if such consent cannot be obtained without the payment of an assignment fee, lump sum or rent increase or other consideration or initiation of a claim or proceeding against any Person), Purchaser shall not be obligated to purchase the Fixed Assets located in such Branch or ATM location and Purchaser shall not be obligated to assume the Lease or ATM Lease related to such Branch or ATM location, as applicable, or the Deposit Liabilities relating to such Branch, or be liable for any severance obligations with respect to any Employees associated with such Branch, solely to the extent such Employee is not a Transferred Employee.
(c)    In the event any Landlord Consent cannot be obtained through Seller’s commercially reasonable efforts (including if such consent cannot be obtained without the payment of an assignment fee, lump sum or rent increase or other consideration or initiation of a claim or proceeding against any Person) and the Closing occurs, Seller shall, if permitted without the consent of the landlord under the Lease or ATM Lease, as applicable, sublease the Branch or ATM location to Purchaser pursuant to a sublease agreement, as applicable, which shall be, to the extent permitted, for the remainder of the existing term of the Lease or ATM Lease, as applicable, and which shall provide for Purchaser to perform all of the obligations of Seller under such Lease or ATM Lease, as applicable, and which shall contain other mutually agreeable terms. In such event, in addition to assuming the related Deposit Liabilities relating to the applicable Branch or ATM location and paying the Purchase Price, Purchaser shall be obligated to purchase the Fixed Assets located in such Branch or ATM location, and Section 8.5 shall apply with respect to the Employees associated with such Branch.
Section 7.4.    Other Third Party Consents. Seller shall use its commercially reasonable efforts (which shall not require Seller or any other Person to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) (i) to obtain any third party consent to assign any Purchased Asset or Assumed Liability, or any claim, right, or benefit arising or resulting from such Purchased Asset or Assumed Liability, including with respect to the consents required with respect to the Wealth Management Relationships, Letters of Credit, IRAs and 401(k) Plans and (ii) to the extent such consents are not obtained despite such efforts, to secure, with commercially reasonable cooperation from Purchaser, an arrangement reasonably satisfactory to Purchaser ensuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following the Closing, which arrangement, with respect to the Letters of Credits, may include back-to-back or standby letters of credit arrangements or other commercially reasonable methods; provided, however, (x) that Seller shall not have any obligation to obtain such consent or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain the same as set forth in this Section 7.4 and Purchaser shall remain obligated to close the transactions contemplated by this Agreement, subject to the other provisions of this Agreement, and shall have no remedy for Seller’s failure to obtain any such consent or to provide any such alternative arrangement and (y) clause (ii) shall not apply to Wealth Management Relationships with Non-Consenting Customers after the Second Closing. In the event that Seller is unable to obtain the consent required with respect to any Wealth Management Relationship or Letter of Credit after using its commercially reasonable efforts, Purchaser shall not be required to assume such Wealth Management Relationship or Letter of Credit and the Closing shall be completed without an assignment of such Wealth Management Relationship or Letter of Credit, subject to Section 3.3.
Section 7.5.    Updated Schedules.
(a)    On the day Seller delivers the Draft Closing Statement to Purchaser pursuant to Section 3.2, Seller shall deliver to Purchaser updated versions of the following Schedules, so that they are as of the Base Date: Schedule 1.1(c) (Wealth Management Relationship Customers); Schedule 1.1(d) (Employees), Schedule 1.1(e) (Excluded Fixed Assets); and Schedule 1.1(i) (Loans). The Parties acknowledge that the updated versions of the foregoing Schedules shall be prepared using the same methodology and criteria used in preparing the Schedules attached to this Agreement, except that the last column of Schedule 1.1(c) need not be updated except for New Wealth Management Relationship Customers.
(b)    In connection with delivery of the Final Closing Statement, Seller shall deliver to Purchaser updated versions of the following Schedules, so that they are as of the applicable Effective Time: Schedule 1.1(c) (Wealth Management Relationship Customers); Schedule 1.1(d) (Employees), Schedule 1.1(e) (Excluded Fixed Assets); and Schedule 1.1(i) (Loans). The Parties acknowledge that the updated versions of the foregoing Schedules shall be prepared using the same methodology and criteria used in preparing the Schedules attached to this Agreement, except that the last column Schedule 1.1(c) need not be updated except for New Wealth Management Relationship Customers.
(c)    Any disclosure in any updated Schedules delivered by Seller pursuant to Section 7.5(a) or 7.5(b) shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 10.2 have been satisfied.
Section 7.6.    Servicing Prior to Closing. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with Seller’s general loan servicing policies and practices.
Section 7.7.    Insurance. Seller will use reasonable best efforts to maintain in effect until the Closing Date all casualty and commercial general liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing. Purchaser shall provide all casualty and commercial general liability insurance for the Branches after the Closing. In the event of any damage, destruction or condemnation affecting the Owned Real Properties between the date hereof and the time of the Closing which materially impairs the banking operations in the Branch located in such Owned Real Properties, Purchaser shall have the right to require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Owned Real Properties, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property. In the event of any damage, destruction or condemnation materially impairing the banking operations of a leased Branch, Seller shall use commercially reasonable efforts to exercise its rights provided in the applicable Lease as the tenant thereunder with respect to the repair or replacement of such damaged, destroyed or condemned property.
Section 7.8.    Non-Solicitation of Customers and Employees.
(a)    For a period of two (2) years following the Closing Date, Seller agrees that it will not use Customer information files to solicit financial services business from any Customer, including deposits, loans and other financial products, of the type offered through the Branches or the Milford Branch as of the date hereof; provided, however, that nothing in this Section 7.8(a) shall be deemed to prohibit Seller from (i) advertisements in any medium, or marketing efforts and solicitations that do not exclusively target the Customers, (ii) providing any products and services to any Person who has not been exclusively solicited by Seller and who requested such products and services from Seller, (iii) any advertising, marketing, soliciting, obtaining, or providing products and services of or to (A) any Person who is not a Customer or (B) any Person having any product, service and account with Seller that is not transferred, acquired or assumed by Purchaser pursuant to this Agreement and (iv) providing any notices or communications to Customers in furtherance of or related to the transactions contemplated by this Agreement.
(b)    For a period of two (2) years following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit for employment any Transferred Employee; provided, however, that nothing in this Section 7.8(b) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee or (iii) using employee search firms, so long as such employee search firms are not instructed to and do not engage in solicitations of Transferred Employees not otherwise permitted under this Section 7.8(b), and, in the case of (i), (ii) or (iii), thereafter employing such Transferred Employee.
(c)    If any provision or part of this Section 7.8 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the Parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the Parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.8 without violating applicable law.
ARTICLE VIII
COVENANTS OF PURCHASER
Purchaser covenants and agrees with Seller as follows:
Section 8.1.    Regulatory Approvals and Standards.
(a)    Purchaser shall use its reasonable best efforts to obtain as expeditiously as possible the Regulatory Approvals and shall file within fifteen (15) Business Days following the execution of this Agreement all necessary applications, notices or other filings of Purchaser to obtain the Regulatory Approvals. Purchaser shall provide to Seller, reasonably in advance of filing, copies of all draft regulatory applications, notices and other filings (other than material filed in connection therewith under a claim of confidentiality and relating solely to the Purchaser and its Affiliates) and shall use reasonable efforts to reflect any comments of Seller in such filings. As of the Closing, Purchaser shall satisfy all of the standards and requirements imposed as a condition to obtaining, or necessary to comply with, the Regulatory Approvals. Purchaser shall pay any fees, costs or expenses relating to the Regulatory Approvals. Purchaser shall not take any action that would reasonably be expected to prevent or materially delay the ability of Purchaser to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Purchaser shall, to the extent not prohibited by applicable law, notify Seller promptly (and in no event later than one (1) Business Day following notice) of any significant development with respect to any application, notice or other filing Purchaser files with any Governmental Entity in connection with the transactions contemplated by this Agreement. If any regulatory authority shall require the modification of any terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the Parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.
(b)    Purchaser agrees that it shall be solely responsible for complying with any required branch closing, consolidation, relocation or other notices or applications to any Governmental Entity and the Customers in the event Purchaser should at any time determine to close, consolidate or relocate any of the Branches or to close, consolidate or relocate any branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement. Purchaser shall not be permitted to deliver or otherwise provide any such notices or applications to any Governmental Entity and the Customers regarding a proposed closing, consolidation or relocation of any such Branch or branch prior to the Closing Date.
Section 8.2.    Consents. Purchaser shall provide such financial and other information as shall be reasonably requested by any landlord under the Leases or by any other Person in connection with obtaining their consent to the transfer to Purchaser of a Purchased Asset or Assumed Liability.
Section 8.3.    Solicitation of Accounts. Prior to the Closing, neither Purchaser nor any of its Affiliates shall solicit Customers through advertising specifically referencing or targeted to Customers nor transact their respective businesses in such a way which is reasonably likely to (a) induce Customers to close a Deposit Account with Seller and open a deposit account directly with Purchaser or any of its Affiliates or (b) result in the transfer of all or a portion of an existing Deposit Liability from Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (w) engage in advertising, solicitations or marketing campaigns in the ordinary course of business consistent with past practice and not primarily directed to or targeted at Customers, (x) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date of this Agreement with Customers through branch offices of Purchaser, (y) respond to unsolicited inquiries by Customers with respect to banking or other financial services offered by Purchaser and (z) provide notices or communications relating to the transactions contemplated by this Agreement in accordance with the provisions of this Agreement.
Section 8.4.    Recording of Instruments of Assignment. No later than six (6) months following the Closing Date, Purchaser shall have recorded all instruments required, necessary or reasonably desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities by Purchaser.
Section 8.5.    Transferred Employees.
(a)    At least twenty (20) Business Days prior to the Closing Date, Purchaser may at its sole election offer, or cause one of its Affiliates to offer, employment beginning as of, and subject to the occurrence of, the Effective Time, to all of the Employees, including Employees on military leave, disability or other temporary leave of absence at the time of such offer, upon terms and conditions described in this Section 8.5.
(b)    Without limiting the foregoing, with respect to each Transferred Employee, for the one (1) year period immediately following the Closing Date, to the extent such Transferred Employee remains employed during such period, Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Employee:
(i)    A base salary or wage rate that is at least equal to the base salary or wage rate specified in the offer letter provided to such Transferred Employee pursuant to Section 8.5(a); and
(ii)    Incentive compensation opportunities and employee benefits (other than as set forth in Section 8.5(g), Section 8.5(i) and Section 8.5(j)) that are, in each case, substantially comparable to those provided by Purchaser or its applicable Affiliate to its similarly-situated employees as of the Effective Time.
(c)    Purchaser shall, or shall cause its Affiliates to, provide that each Transferred Employee will be eligible, immediately following the Effective Time, to participate in any qualified profit sharing plan/401(k) plan or plans of Purchaser or its Affiliates (“Purchaser 401(k) Plans”), based on each plan’s eligibility criteria as of the Effective Time and shall be credited with the period of years of service recognized under Seller’s 401(k) plan in determining eligibility to participate, vesting and level of matching contributions in such Purchaser 401(k) Plans. To the extent permitted by the terms of the applicable Purchaser 401(k) Plan and applicable law, as of the Effective Time, Purchaser (or its applicable Affiliate) shall cause the applicable Purchaser 401(k) Plan, at the Transferred Employee’s election, to accept a roll over, including direct rollovers, of any cash distributions received from Seller’s 401(k) plans.
(d)    Immediately following the Closing, each Transferred Employee will be eligible to participate in Purchaser’s or its Affiliates qualified pension plan or plans, based on each such plan’s eligibility criteria as of the Effective Time. Each Transferred Employee shall be credited with the period of years of service recognized under Seller’s pension plan in determining eligibility to participate and vesting (but not for benefits or benefit accruals) in Purchaser’s or its Affiliates pension plan(s).
(e)    Effective as of the Effective Time, Purchaser shall, and shall cause each of its Affiliates, to give each Transferred Employee full credit for years of service with Seller or its Affiliates for purposes of, and to the extent that years of service is a factor in, eligibility, vesting, determination of level of benefits, under any employee benefit plans policies, programs, or arrangements of Purchaser or its Affiliates, including, without limitation, policies, programs or arrangements which provide vacation or other Paid-Time Off (“PTO”), severance, leaves of absence, education assistance, sick leave or other similar benefits (each a “Purchaser Benefit Arrangement”).
(f)    Without limiting the generality of the foregoing provisions, Purchaser shall, or shall cause each of its Affiliates to, provide that each Transferred Employee will become eligible, effective as of the Effective Time, to participate in Purchaser Benefit Arrangements which provide health and welfare benefits, including, medical, dental, vision, life insurance, disability, retiree medical benefits and health care or dependent care flexible spending accounts, as such Purchaser Benefit arrangements may exist, without the need to provide any evidence of insurability. Purchaser shall waive any eligibility waiting periods and any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents and such Transferred Employee and his or her eligible dependents shall be given credit for amounts paid under a corresponding plan of Seller or its Affiliates for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the Purchaser Benefit Arrangement.
(g)    Any PTO balance to which a Transferred Employee is entitled pursuant to Seller’s PTO policy as of the Closing Date shall be paid in full by Seller on or before the first regularly scheduled payroll date of Seller immediately following the Closing Date. No such PTO balance shall carryover to Purchaser, in whole or in part, and Purchaser shall not have any responsibility therefor. Subject to Section 8.5(e), Purchaser shall, or shall cause each of its Affiliates to, provide that, effective as of the Effective Time, each Transferred Employee shall be eligible to participate in Purchaser’s PTO policy on the same terms and conditions as those applicable to similarly-situated employees of Purchaser, pro-rated to reflect the number of days between the Closing Date and the end of the calendar year in which the Closing Date occurs. Purchaser shall provide each such Transferred Employee with a fair and reasonable opportunity to use all such PTO pursuant to Purchaser’s PTO policy.
(h)    Immediately following the Effective Time, Purchaser or its Affiliates shall be responsible for providing all notices, and, as of the Effective Time, shall assume all liabilities in respect of continuation coverage, required under Section 4980B of the Code and Sections 601 through 608 of ERISA to all individuals who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treas. Reg. § 54.4980B-9) as a result of the consummation of the transactions contemplated by this Agreement.
(i)    Purchaser shall be liable for all severance obligations arising out of the termination of any (i) Employee who does not receive an offer of employment for a Comparable Job from Purchaser or any of its Affiliates pursuant to Section 8.5(a) or (ii) Transferred Employee’s employment on, or during the one (1) year period following, the Closing Date, in each case, pursuant to the terms and conditions of the severance plans, policies and procedures of Seller applicable to such Employee set forth on Schedule 8.5(i) with the period of years of service with Seller and its Affiliates and Purchaser and its Affiliates credited towards the calculation of severance benefits paid by Purchaser, as applicable. Subsequent to the first anniversary of the Closing Date, the Transferred Employee shall be eligible for severance in accordance with the Purchaser’s then-applicable severance plans, policies and procedures with the period of years of service with Seller and its Affiliates and Purchaser and its Affiliates credited towards the calculation of severance benefits paid by Purchaser.
(j)    Notwithstanding anything in this Agreement to the contrary, if the Effective Time occurs before the payment of Seller’s annual cash incentive awards relating to calendar year 2019 (the “2019 Incentives”), (i) Seller shall finally and conclusively determine, in good faith and consistent with the terms and conditions of the applicable cash incentive plan, the amount of the 2019 Incentives earned by each Transferred Employee through the Closing Date, which will be prorated, if the Effective Time occurs in 2019, for the portion of the year elapsed between January 1, 2019 and the Closing Date or through December 31, 2019 if the Closing Date is on or after December 31, 2019 (the “Earned Portion”) and (ii) Purchaser shall pay or cause to be paid to each Transferred Employee the Earned Portion of such Transferred Employee’s 2019 Incentives when annual cash incentives in respect of 2019 are paid to similarly situated employees of Purchaser and its Affiliates, but in no event later than March 15, 2020, provided that, subject to Section 8.5(i), each such Transferred Employee remains employed by Purchaser or its Affiliates on the date of payment. Subject to Section 8.5(b)(ii) and Section 8.5(e), Purchaser shall determine, in its sole discretion, the amount of bonuses and other cash incentives, if any, to be paid to any Transferred Employee in respect of any period following the Closing Date.
(k)    Subject to the provisions of this Section 8.5, Transferred Employees will be subject to the employment terms, conditions and rules of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee or as altering the at-will nature of any Transferred Employee. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties. No future or present Employee of either Party nor any of their Affiliates, successors or assigns or other Person shall be treated as a third-party beneficiary in or under this Agreement (including this Section 8.5). Nothing in this Section 8.5, express or implied, shall be deemed an amendment of any plan providing benefits to any employees of Seller or Purchaser.
(l)    The Parties agree to utilize, or cause their respective Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 2004-53, I.R.B. 204-34 (Aug. 23, 2004) for wage reporting with respect to the Transferred Employees.
ARTICLE IX
ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS
Section 9.1.    Access by Purchaser. Upon execution of this Agreement, Seller shall provide Purchaser and its Representatives reasonable access during normal business hours and upon reasonable prior notice to Seller to the Branches, the Milford Branch, Employees, deposit records, and all other documents and other information concerning the Branches or the Milford Branch, the Purchased Assets, the Assumed Liabilities, and Employees as Purchaser may reasonably request; provided, however, that one or more representatives of Seller or its Affiliates shall be permitted to be present at all times and provided, further that with respect to information concerning Employees, Seller’s sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of the Employees and Seller shall not be required to provide Purchaser with access to or copies of any personnel files or other individualized employee files or documents, all of which is, and following the Closing shall remain, the sole property of Seller. Notwithstanding the foregoing, in no event shall Seller or any of its Affiliates be required to provide (a) any information which Seller, in its reasonable discretion, deems proprietary, including, without limitation, Seller’s “credit scoring” system, branch or credit practices, policies or procedures, or staffing models, (b) any information which is protected by attorney-client privilege, (c) any records or minutes of Seller’s Board of Directors or any committee of the Board of Directors, or (d) Seller’s or any of its Affiliates’ tax returns.
Section 9.2.    Communications to Employees; Training.
(a)    At mutually agreed upon times following the initial announcement of the transactions contemplated by this Agreement, Purchaser shall be permitted to meet with the Employees to conduct introductory meetings and discuss matters relating to the transition of employment to Purchaser, such as benefits enrollment, provided that one or more Representatives of Seller or its Affiliates shall be permitted to attend such meetings. The Parties shall mutually agree as to the scope and content of all communications to the Employees. Except as specifically provided in this Section 9.2(a), in no event prior to the Final Approval Date shall Purchaser contact any Employee without the prior written consent of Seller, which consent may be granted in Seller’s sole discretion.
(b)    At mutually agreed upon times following the initial announcement of the transactions contemplated by this Agreement, Purchaser shall be permitted to meet with the Employees to discuss employment opportunities with Purchaser, provided that one of more Representatives of Seller or its Affiliates shall be permitted to attend any such meetings. From and after the Final Approval Date, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree (which agreement shall not be unreasonably withheld, conditioned or delayed), with the Employees and may, in Seller’s sole discretion, conduct such training seminars at any Branch or the Milford Branch; provided that Purchaser must in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the Employees for transportation costs to and from the locations where Purchaser may train such Employees, to the extent such trainings are not conducted at the Employee’s customary work locations, and compensate the Employees or reimburse Seller at each Employee’s respective applicable standard or overtime rates for the time spent in such training and traveling to such training to the extent such overtime and travel pay is required by applicable federal or state law or consistent with the past practice of Seller. Such transportation costs shall be reimbursed according to the standard mileage rate provided in the IRS regulations.
Section 9.3.    Communications with Customers.
(a)    Not earlier than fifteen (15) days or such longer period if required by applicable law or regulation prior to the anticipated Closing Date, or as the Parties otherwise may mutually agree in writing, Purchaser shall send a Customer Notice to each Customer at Purchaser’s sole cost and expense. The form and content of each Customer Notice shall be subject to the approval of both Parties. Following the Final Approval Date, Purchaser shall also be entitled to provide, at its sole cost and expense, such other notices or communications to Customers relating to the transactions contemplated by this Agreement as may be required by applicable law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller, which approval shall not unreasonably be withheld or delayed. Purchaser shall provide Seller with advance copies of any Customer Notices and other notices or communications in order for Seller to have a reasonable opportunity to review and comment on such notices and communications.
(b)    Except as specifically provided in this Agreement, in no event will Purchaser or its Affiliates contact any Customers prior to the Closing Date without the prior written consent of Seller, which may not be unreasonably withheld or delayed; provided that Purchaser may contact Customers in connection with (i) advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers, (ii) lending, deposit, safe deposit, trust or other financial services relationships of Purchaser with Customers through branch offices of Purchaser existing as of the date of this Agreement, (iii) unsolicited inquiries by Customers to Purchaser with respect to banking or other financial services provided by Purchaser, and (iv) notices or communications relating to the transactions contemplated by this Agreement in accordance with the provisions of this Agreement.
Section 9.4.    Public Announcements. The Parties each agree, from the date of this Agreement, not to issue any press release or make any other public announcement regarding this Agreement or any of the transactions contemplated by this Agreement without first consulting with the other Party upon the substance and timing of such announcement or comment and obtaining the advance approval of such Parties, which approval shall not be unreasonably withheld or delayed; provided that a Party may, without the prior written consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the applicable national security exchange. Further, Purchaser acknowledges the sensitivity of this transaction to the Employees and agrees that prior to the Closing, no announcements or communications with the Employees shall be made without prior written approval of Seller.
ARTICLE X
CONDITIONS TO CLOSING
Section 10.1.    Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction or, if applicable, waiver in the sole discretion of Seller except as to the conditions described in Section 10.1(c) and Section 10.1(d) which cannot be waived, on or before the Closing Date, of each of the following conditions:
(a)    all of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;
(b)    the representations and warranties made by Purchaser in this Agreement and in any certificate or other document delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement, shall be true and correct in all material respects, on and as of the date of this Agreement and the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that for the purposes of determining the satisfaction, no effect shall be given to any exception or qualification in such representations relating to materiality or a material adverse effect;
(c)    the Regulatory Approvals shall have been obtained and shall be Final;
(d)    no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits or makes illegal, consummation of the transactions contemplated by this Agreement; and
(e)    Seller shall have received an Officer’s Certificate dated as of the Closing Date and executed by a duly authorized officer of Purchaser to the effect that each of the conditions specified above in Sections 10.1(a) and (b) are satisfied in all respects.
Section 10.2.    Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 10.2(c) and Section 10.2(e) which cannot be waived on or before the Closing Date, of each of the following conditions:
(a)    all of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;
(b)    the representations and warranties made by Seller in this Agreement and in any certificate or other document delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement, shall be true and correct in all material respects, on and as of the date of this Agreement and the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that for the purposes of determining the satisfaction, no effect shall be given to any exception or qualification in such representations relating to materiality or a Material Adverse Effect;
(c)    the Regulatory Approvals shall have been obtained and shall be Final;
(d)    the Landlord Consents set forth on Schedule 1.1(g)(ii) shall have been obtained;
(e)    no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits or makes illegal, consummation of the transactions contemplated by this Agreement; and
(f)    Purchaser shall have received an Officer’s Certificate dated as of the Closing Date and executed by a duly authorized officer of Seller to the effect that each of the conditions specified above in Sections 10.2(a) and (b) are satisfied in all respects.
ARTICLE XI
CLOSING
Section 11.1.    Closing; Closing Date. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the Closing Date either by telephone or confirmed by electronic transmission, letter or wire as the parties shall agree, and shall be effective as of the Effective Time.
Section 11.2.    Seller’s Deliveries. On or before the Closing Date, Seller shall deliver to Purchaser, duly executed and acknowledged where required:
(a)    the Estimated Payment Amount;
(b)    a bill of sale for the Purchased Assets in substantially the form of Exhibit D, pursuant to which such Purchased Assets shall be transferred to Purchaser “AS IS”, “WHERE IS”, with all faults;
(c)    the Assignment and Assumption Agreement;
(d)    the Lease Assignments with respect to all of the Leases and the ATM Leases that are Purchased Assets, subject to Section 7.3;
(e)    the Deeds;
(f)    the Landlord Consents, subject to Section 7.3;
(g)    consents of Customers relating to the Wealth Management Relationships, subject to Section 7.4;
(h)    consents of beneficiaries under the Letters of Credit, subject to Section 7.4;
(i)    an Officer’s Certificate in substantially the form of Exhibit E;
(j)    a certificate of non-foreign status in a form reasonably acceptable to Purchaser that is consistent with the provisions of the Treasury Regulations promulgated under Section 1445 of the Code;
(k)    the Draft Closing Statement;
(l)    the updated Schedules contemplated by Section 7.5(a);
(m)    a limited power of attorney granting Purchaser the authority to execute certain documents on behalf of Seller in substantially the form of Exhibit F;
(n)    physical possession of Purchased Assets capable of physical delivery, provided, however, that the delivery of Purchased Assets shall not convey to Purchaser any right of ownership or use to any proprietary information or trade name, trademark or service mark, logo or corporate name that may be contained within or relating to any such Purchased Assets;
(o)    to the extent transferrable without violating the applicable law and regulation, possession of the Records capable of delivery regarding the Deposit Liabilities and other Purchased Assets and Assumed Liabilities (which may be facsimiles or other electronic records of the same in lieu of originals, with all originals, to the extent available, to be delivered to Purchaser within thirty (30) days after the Closing Date), including possession of, or access to, all Loan Documents in whatever form or medium, all collateral in the custody or possession of Seller or its Affiliates, and all funds held in escrow, in each case, relating to the Loans and the Letters of Credit (other than, in each case, Records relating to the Business which cannot, without unreasonable effort or expense, be separated from Records maintained by Seller and its Affiliates relating to retained businesses, provided that in such situations Seller shall use commercially reasonable efforts to provide Purchaser with access to any such retained Records as reasonably necessary for the operation of the Business after the Closing);
(p)    possession of the Safe Deposit Agreements and the Records regarding the Safe Deposit Agreements (which may be facsimiles or other electronic records of the same in lieu of originals, with all originals, to the extent available, to be delivered to Purchaser within thirty (30) days after the Closing Date);
(q)    possession of all other Records (which may be facsimiles or other electronic records of the same in lieu of originals, with all originals, to the extent available, to be delivered to Purchaser within thirty (30) days after the Closing Date), subject to the last clause of paragraph (o) above; and
(r)    such other documents as are necessary to effect the transactions contemplated by this Agreement as Purchaser shall reasonably request.
Section 11.3.    Purchaser’s Deliveries. At or before the Closing, Purchaser shall deliver to Seller, duly executed and acknowledged where required:
(a)    the Assignment and Assumption Agreement;
(b)    the Lease Assignments and such other instruments and documents as any landlord under a Lease or ATM Lease, as applicable, may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Lease or ATM Lease, as applicable, each such instrument and document in the form and substance reasonably satisfactory to the Parties and dated as of the Closing Date;
(c)    an Officer’s Certificate in substantially the form of Exhibit G; and
(d)    such other documents as are necessary to effect the transactions contemplated by this Agreement as Seller shall reasonably request.
ARTICLE XII
TRANSITIONAL MATTERS
Section 12.1.    Payment of Deposit Liabilities.
(a)    From and after the Closing Date, Purchaser shall (i) pay all properly drawn and presented Items that are presented to Purchaser by Customers who hold a Deposit Account, whether drawn on Item forms provided by Seller or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who hold a Deposit Account. Purchaser shall notify Customers no later than thirty (30) days following the Closing Date that any Items which are drawn on Seller will not be honored by Seller upon the expiration of the period beginning on the Closing Date and ending on the sixtieth (60th) day thereafter. The form of such notice shall be subject to the prior written approval of Seller and such notice shall be delivered by first class U.S. mail and by posting signs in the Branches during the period beginning on the Closing Date and ending on the sixtieth (60th) day thereafter.
(b)    Purchaser acknowledges that if, after the Closing Date, any Customer who holds a Deposit Account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including Accrued Interest) shall demand payment from Seller for all or any part of any such Deposit Liabilities (including Accrued Interest), Seller shall not be liable or responsible for making such payment and shall have no liability or responsibility for its actions or omissions relating to this Section 12.1(b).
(i)    Prior to the Closing, Purchaser shall establish the Residual Processing Account and shall maintain in such account funds necessary to process the transactions contemplated by this Article XII. Purchaser authorizes Seller to debit and credit the Residual Processing Account as provided in this Article XII. Each Party shall identify to the other and make available on a daily basis individuals to serve as liaisons between the Parties in order to resolve any settlement or other reconciliation issues relating to the Purchased Assets and the Assumed Liabilities.
(ii)    During the period beginning on the Closing Date and ending on the sixtieth (60th) day thereafter, Seller shall, by commercially reasonable efforts and at Purchaser’s sole cost and expense: (A) accept for forwarding to Purchaser all Items which are presented to Seller for payment in any manner including, without limitation, through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an ATM card issued by Purchaser; (B) batch all such Items and deliver them to Purchaser; (C) notify Purchaser by telephone by noon Eastern Time of the Business Day following Seller’s receipt of any Item in excess of ten thousand dollars ($10,000) that Seller has received such Item, whereupon Purchaser will direct Seller to either return, pay or deliver over such Item and Seller shall promptly comply with such direction; and (D) debit the Residual Processing Account for the amount of any Items that Seller has paid unless Purchaser has directed Seller to return such Item.
(iii)    After the Closing Date, Purchaser will make every reasonable effort to notify all originators of ACH entries to Deposit Accounts of the terms and effect of the transactions contemplated by this Agreement and that all such entries shall be transmitted to Purchaser following the Closing Date. During the period beginning on the Closing Date and ending on the sixtieth (60th) day thereafter, Seller shall, on each Business Day, deliver to Purchaser each previous Business Day’s transactions via an encrypted transmission, an ACH format tape or a paper listing of all ACH entries received by Seller from an electronic funds transfer clearing house or firm for debit or credit to a Deposit Account and Seller shall debit or credit the Residual Processing Account, as applicable.
(iv)    Seller shall be under no obligation to accept after the Closing Date any deposits to a Deposit Account. In the event that Seller accepts any deposits to a Deposit Account on or after the Closing Date, Seller will promptly credit the Residual Processing Account for the amount of any such deposits and will deliver deposit tickets for such deposits to Purchaser. Seller will credit the Residual Processing Account for any electronic credits to the Deposit Accounts which Seller receives and processes and will promptly notify Purchaser of such credits. Purchaser agrees to promptly credit Customers in the amount of such deposits and electronic credits and to process any such Items so deposited and transferred to Purchaser for collection. Promptly following the Closing Date, Purchaser shall notify originators of electronic credits of the new account number assigned by Purchaser for each transferred Deposit Account.
Section 12.2.    Delivery of Customer Notice. Purchaser shall, at its sole cost and expense, notify all Customers who own a Deposit Account of Purchaser’s impending assumption of the Deposit Liabilities by the Customer Notice described in Section 9.3(a) and any additional later notices sent at least five (5) days prior to the Closing Date (or such other time as may be required by applicable law or regulation) as Purchaser may elect to send; provided that the substance of such later notice shall be reasonably acceptable to Seller. Such notices shall include a notification to such Customers whose Deposit Accounts are then covered by any type of overdraft protection offered by Seller, including, but not limited to, an Advance Line, that from and after the Closing Date all such overdraft protection from Seller shall terminate.
Section 12.3.    Delivery of Purchaser’s Check Forms. After the Closing Date, Purchaser shall furnish each Customer who holds a Deposit Account with checks, deposit tickets, or other similar instruments using the forms of Purchaser, which shall be appropriately encoded with Purchaser’s routing number and with accurate account numbers, and with instructions to the Customer to utilize such checks, deposit tickets, or other similar instruments on Purchaser’s forms on and after the Closing Date and after the Closing Date to destroy any unused checks on Seller’s forms. Such delivery of checks by Purchaser shall be by first class U.S. mail.
Section 12.4.    Uncollected Checks Returned to Seller. After the Closing Date, Seller shall be entitled to debit from the Residual Processing Account, or if funds are not available in the Residual Processing Account, Purchaser shall promptly pay to Seller, an amount equivalent to the amount of any Items (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such Item) credited as of the Effective Time to any Deposit Account which are returned uncollected to Seller after the Closing Date, which shall include an amount equivalent to holds placed upon such Deposit Accounts for Items cashed by Seller (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such Item), as of the Effective Time which Items are subsequently dishonored.
Section 12.5.    Telephone Numbers. The phone numbers associated with each Branch or the Milford Branch shall be transferred to Purchaser as of the Business Day immediately following the Closing Date, and Purchaser shall be responsible for related charges and expenses following the Closing Date.
Section 12.6.    New ATM/Debit Cards. Purchaser shall, at its sole cost and expense, furnish ATM and debit cards to Customers who own Deposit Accounts to replace Seller’s ATM and debit cards in the Customer Notice described in Section 9.3(a) or such later notice sent at least five (5) days prior to the Closing Date (or such other time as may be required by applicable law or regulation); provided that the substance of such later notice shall be reasonably acceptable to Seller. Seller shall, no later than five (5) days prior to the Closing Date, notify affected Customers to destroy Seller’s ATM and debit cards as of the Closing Date and shall notify such Customers of Purchaser’s withdrawal limits immediately following the Closing by form of notice reasonably acceptable to Purchaser.
Section 12.7.    Deactivation of ATMs and ATM/Debit Cards. Seller shall deactivate all ATMs and all ATM and debit cards issued with respect to all Deposit Accounts (and electronically block access of such cards to such Deposit Accounts), no later than 4:00 p.m. Eastern Time on the Closing Date or at such other time as mutually agreed upon by the Parties. The Parties each acknowledge the sensitivity of this transaction to Customers and agree that the deactivation of such ATMs and cards shall be completed in the least disruptive manner. Point-of-sale transactions shall be settled between the Parties for a period of forty-five (45) days after the Closing Date through the Residual Processing Account as provided in this Agreement.
Section 12.8.    Installation of Equipment by Purchaser. Subsequent to the Final Approval Date and prior to the Closing Date, Seller shall cooperate with and permit Purchaser, at Purchaser’s option and sole cost and expense, to make provision for the installation of equipment in the Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of the Branches.
Section 12.9.    Signage.
(a)    Purchaser, directly or through a vendor approved by Seller, shall with Seller’s prior consent remove and dispose of all of Seller’s existing fixed signage at the Branches, and Purchaser shall cause signage of its own choosing to be installed at the Branches, provided, however, that: (i) Purchaser shall provide Seller with a mutually agreeable schedule for signage conversion; (ii) the removal and disposal of all of Seller’s signage shall be at Purchaser’s sole cost and expense; (iii) all of Seller’s signage shall be disposed of in a manner determined by Purchaser in its reasonable discretion which ensures such signage will not be reused or rebranded in any way, with certification of such disposal to be provided to Seller by Purchaser within seven (7) days of the Closing Date; (iv) the installation of all of Purchaser’s signage shall be at Purchaser’s sole cost and expense and such installation shall be performed by Purchaser in a manner that does not significantly interfere with the normal business activities and operations of the Branches; (v) all of Purchaser’s installed signage shall be covered in such a way as to be unreadable at all times prior to the Closing Date and with a banner, adhesive or other covering clearly displaying Seller’s name; (vi) any such banner, adhesive and other covering shall be approved by Seller prior to its installation at a Branch; (vii) the preparation and installation of such banners, adhesives or other coverings shall be at Purchaser’s sole cost and expense, provided that Seller shall provide any graphic materials or content necessary for the production of the banners, adhesives and other coverings; (viii) Seller shall remove all non-fixed signage and merchandising equipment at the Branches within five (5) Business Days of the Closing Date, provided that Purchaser provides Seller with reasonable access to the Branches for such purposes; and (ix) any vendor with which Purchaser contracts for the removal and disposal of Seller’s signage shall provide a certificate of insurance in appropriate form and coverage naming Seller as an additional insured on a primary and non-contributing basis prior to removing or disposing any of Seller’s signage as contemplated by this Section 12.9. If, for any reason, Purchaser shall not be able to cause the installation of any of its signage or banners, adhesives or other coverings at a Branch, the Parties agree that immediately following the Closing Date, Seller shall, at Purchaser’s expense, remove all of its existing fixed signage at such Branch as promptly as practicable following the Closing, and Purchaser shall, at its sole cost and expense, install signage of its choosing at such Branch.
(b)    In the event that the Closing is not consummated, Purchaser shall, at its sole cost and expense, immediately remove any of its signage installed at the Branches and shall indemnify and hold harmless Seller for any and all costs and expenses incurred by Seller with respect to Purchaser’s actions taken pursuant to this Section 12.9, including, without limitation, reinstallation of Seller’s signage at the Branches.
(c)    Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, members, managers, employees and Representatives from and against all Damages that any of them shall receive, suffer or incur, arising out of or resulting from any act or omission of Purchaser or any signage vendor with which Purchaser contracts relating to the removal or disposal of Seller’s signage as contemplated by this Section 12.9.
Section 12.10.    Actions With Respect to IRA and 401(k) Plan Deposit Liabilities.
(a)    At or before the Closing, Seller shall (i) resign as of the Effective Time as the trustee or custodian, as applicable, of each IRA and 401(k) Plan of which it is the trustee or custodian (or cause the resignation of any such trustee or custodian, in the event Seller is not the trustee or custodian), (ii) to the extent permitted by the governing documents of each such IRA or 401(k) Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA or 401(k) Plan (or cause such appointment, in the event Seller is not the trustee or custodian), and Purchaser agrees to accept each such trusteeship or custodianship under the terms and conditions of Seller’s plan documents for each such IRA or 401(k) Plan and assume all fiduciary and custodial obligations with respect to each such IRA or 401(k) Plan as of the Effective Time, and (iii) deliver to each IRA participant or the 401(k) Plan employer sponsor such notice of the foregoing as is required by the governing documents of each such IRA or 401(k) Plan or by applicable law. Purchaser shall be solely responsible for delivering its IRA or 401(k) Plan documents to the applicable participant or 401(k) Plan employer sponsor, including, but not limited to, a beneficiary designation form to be completed by the applicable IRA or 401(k) Plan participant; provided, however, that in the event that an IRA or 401(k) Plan participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the governing documents of any such IRA or 401(k) Plan or applicable law, (A) Purchaser is not permitted to be appointed as successor trustee or custodian, or the IRA participant or the 401(k) Plan objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (B) such IRA or 401(k) Plan includes assets which are not Deposit Liabilities and are not being transferred to Purchaser or the assumption of such deposit liabilities included in such IRA would result in a loss of qualification of such IRA or 401(k) Plan under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA or 401(k) Plan shall be excluded from the Deposit Liabilities (such excluded deposits liabilities being referred to in this Agreement as the “Excluded IRA/401(k) Plan Deposits”) and Seller may remain as trustee or custodian of such Excluded IRA/401(k) Plan Deposits. Upon appointment as a successor trustee or custodian, as applicable, for such IRAs or /401(k) Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable accounts, the Code and applicable law.
(b)    To the extent the Deposit Liabilities include certain IRAs and 401(k) Plans that are required to make certain periodic distributions to the IRA or 401(k) Plan participant (or beneficiary) either at the participant’s request or because the participant has attained age 70 1/2, effective as of the Closing Date, Purchaser shall continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Purchaser. Purchaser agrees to assume as of the Effective Time the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration of such obligation, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.
Section 12.11.    UCC-1 Assignment and Other Documents.
(a)    Seller shall use its commercially reasonable efforts to deliver to Purchaser at the Closing all signed UCC-1 financing statements and UCC-3 assignments of financing statements, endorsed notes, participations, assignments of mortgagees in recordable form and all other documentation necessary to effect the assignment of the Loans (including all related collateral) and the Letters of Credit that are Purchased Assets to Purchaser. The out-of-pocket-costs and expenses of preparing and filing any such documentation shall be split equally between Seller and Purchaser.
(b)    In accordance with Article 9 of the UCC, from the date hereof until the applicable Closing Date, Seller shall make all filings of continuation statements necessary to maintain perfection of security interests related to Loans that are Purchased Assets.
(c)    Seller shall use its commercially reasonable efforts to deliver on or before the sixtieth (60th) day after the Closing Date the Loans that are Purchased Assets, duly and properly endorsed, to Purchaser by Seller together with all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing such Loans in the possession of Seller and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Seller. If and to the extent that, and for so long as, any of such collateral remains in the possession of Seller after the Closing Date, then Seller shall use commercially reasonable efforts to hold such collateral in a manner designed to ensure the uninterrupted perfection of the security interests in such collateral for the sole benefit of Purchaser. From the Closing until such delivery, Seller shall hold any such undelivered documentation related to the Loans that are Purchased Assets as the agent exclusively for Purchaser, and shall exercise the same degree of care that Seller exercises over its own similar documentation.
Section 12.12.    Conversion.
(a)    Seller shall deconvert, and Purchaser shall convert, account information as to the Deposit Liabilities on the Closing Date in accordance with the provisions of Schedule 12.12. Each Party shall bear all costs and expenses imposed by such Party’s core processor in connection with such deconversion and conversion.
(b)    All tasks and obligations concerning the provision of data processing services to or for the Business after the Closing Date, shall be performed solely and exclusively by Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or comply with such obligations, except as and to the extent attributable to any delay, failure, or inability on the part of Seller in performing its obligations in accordance with Schedule 12.12, shall not result in any liability or obligation of Seller or any of its Affiliates and shall not affect any of the rights of Seller under this Agreement.
ARTICLE XIII
POST-CLOSING MATTERS
Section 13.1.    Further Assurances. From and after the Closing Date:
(a)    Except as specifically provided otherwise in this Agreement, Seller shall assist Purchaser in the orderly transition of the operations of the Business and Seller shall give such further assurances and execute, acknowledge and deliver all such instruments as may be reasonably necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated by this Agreement; provided that Seller need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 13.1(a) unless such costs or expenses are pre-approved by Purchaser and are immediately reimbursed by Purchaser.
(b)    Except as specifically provided otherwise in this Agreement, Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take all such further action as may be reasonably necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 13.1(b) unless such costs or expenses are pre-approved by Seller and are immediately reimbursed by Seller.
(c)    Purchaser agrees that in the event that any asset or liability of Seller which is not a Purchased Asset or an Assumed Liability is erroneously transferred to Purchaser as part of the Purchased Assets or Assumed Liabilities, Purchaser shall promptly upon knowledge of such erroneous transfer execute, acknowledge and deliver all such instruments as may be necessary or appropriate to effectively vest in Seller title to such erroneously transferred asset or liability, as is reasonably agreed to by each Party.
(d)    Seller agrees that in the event that any asset or liability of Seller which is a Purchased Asset or an Assumed Liability is erroneously not transferred to Purchaser at the Closing, Seller shall, promptly upon knowledge of such erroneous transfer, execute, acknowledge and deliver all such instruments as may be necessary or appropriate to effectively vest in Purchaser title to such asset or liability, as is reasonably agreed to by each Party.
(e)    In the event any such erroneously transferred or not transferred asset or liability is transferred to either Party pursuant to Section 13.1(c) or Section 13.1(d), the Parties shall, as between themselves, treat any such asset or liability as having been or not been transferred, as the case may be, on the Closing Date with an appropriate adjustment in the Purchase Price, so that the Parties will receive the benefits and be subject to the obligations as they would have received if such asset or liability had been properly transferred or not transferred, as reasonably agreed to by the Parties.
Section 13.2.    Access to Books and Records. For a period of seven (7) years from the Closing Date, each Party shall, subject to applicable law regarding the confidentiality of bank records, have commercially reasonable access to any books and records of the other Party relating to the Business, and the requesting Party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for tax or accounting purposes or as otherwise appropriate for the requesting Party’s legitimate business needs; provided that in the event that as of the end of such period any tax year of Seller is under examination by any taxing authority, Seller shall have such access to such books and records until a final determination of the tax liability of Seller for that year has been made. If such access, copies and extracts require use of a Party’s time, equipment or facilities, the user shall promptly reimburse the other Party for all out-of-pocket costs incurred, as well as pay a fee reasonably determined by the Parties.
Section 13.3.    Deposit Histories. For a period of twelve (12) months following the Closing Date, in case of any dispute with or inquiry by any Customer who owns a Deposit Account, which dispute or inquiry relates to the servicing of such Deposit Account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Customer within a period of time and in a manner which would comply with all applicable laws, provided that Seller has been given a reasonable period of time to respond to Purchaser’s request. Seller shall be reimbursed by Purchaser for all out-of-pocket costs incurred in connection with such request.
ARTICLE XIV
INDEMNITY
Section 14.1.    Seller’s Indemnity. Seller shall indemnify, hold harmless and defend Purchaser and its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers and employees from and against all Damages which Purchaser or its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers or employees shall receive, suffer or incur, arising out of or resulting from:
(a)    Any liability of Seller which is not an Assumed Liability;
(b)    The breach of or inaccuracy in any representation or warranty made by the Seller in this Agreement, including any inaccuracy in or omission from any schedule, certificate or other instrument furnished by Seller pursuant to this Agreement;
(c)    The breach of any covenant or agreement by Seller in this Agreement or any other document or instrument furnished or to be furnished by Seller pursuant to this Agreement;
(d)    Any and all taxes payable by Seller pursuant to Section 3.6(b), Section 4.1 or Section 4.3, including, without limitation, those arising upon subsequent audit by any taxing authority, including any interest or penalties; or
(e)    The Specified Litigation.
Section 14.2.    Purchaser’s Indemnity. Purchaser shall indemnify, hold harmless and defend Seller and its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers and employees from and against all Damages which Seller or its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers or employees shall receive, suffer or incur, arising out of or resulting from:
(a)    The Assumed Liabilities;
(b)    Any act or omission of Purchaser from or after the Effective Time relating to the Purchased Assets, the Assumed Liabilities or the Transferred Employees;
(c)    The breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement, including any inaccuracy in or omission from any schedule, certificate or other instrument furnished by Purchaser pursuant to this Agreement;
(d)    The breach of any covenant or agreement made by Purchaser in this Agreement or any other document or instrument furnished by Purchaser pursuant to this Agreement; or
(e)    Any and all taxes payable by Purchaser pursuant to Section 3.6(b) or Section 4.3, including, without limitation, those arising upon subsequent audit by any taxing authority, including any interest or penalties.
Section 14.3.    Indemnification Procedure. If an Indemnified Party is aware that a claim, demand or other circumstance exists that has given or would reasonably be expected to give rise to a right of indemnification under this Article XIV (whether or not the amount of the claim is then quantifiable), the Indemnified Party shall promptly give written notice of such claim, demand or circumstance to the Indemnitor, and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect to such claim, demand or circumstance, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided in this Agreement shall not relieve the Indemnitor of its obligations under this Agreement except to the extent, if any, that the Indemnitor’s rights shall have been actually prejudiced by reason of such failure. The Indemnified Party shall supply the Indemnitor with such information regarding such claim, action, suit or other proceeding as the Indemnitor reasonably requests. If any claim, action, suit or other proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense of such claim, action, suit or other proceeding with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such claim, action, suit or other proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party’s counsel, representation by the Indemnitor’s counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. If the Indemnitor assumes the defense of any claim, action, suit or other proceeding as provided in this Section 14.3, the Indemnified Party shall be permitted to join in the defense of such claim, action, suit or other proceeding with counsel of its own selection and at its own expense (unless provided otherwise in this Section 14.3). If the Indemnitor shall not promptly assume the defense of any claim, action, suit or other proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate at the expense of the Indemnitor. Neither Party shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim, action, suit or other proceeding subject to indemnification under this Article XIV without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnitor may agree without the prior written consent of the Indemnified Party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) unconditionally releases the Indemnified Party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the Indemnified Party or its Affiliates, or their respective businesses.
Section 14.4.    Limitations on Liability.
(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) no Party shall be entitled to indemnification pursuant to Section 14.1(b) or Section 14.2(c), unless and until its aggregate Damages exceed 200,000 dollars ($200,000) (the “Deductible Amount”), after which such Party shall be entitled to indemnification for the amount of its Damages in excess of such Deductible Amount; and (ii) in no event shall the Damages payable by (x) Seller pursuant to Section 14.1(b) or (y) Purchaser pursuant to Section 14.2(c) in the aggregate exceed 3,500,000 dollars ($3,500,000), respectively. Notwithstanding the foregoing, (1) the limitations set forth in clause (i) of the immediately preceding sentence shall not apply to Damages based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in Section 5.11, 5.17 or 6.11; (2) with respect to the Damages based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in Section 5.10, the reference to 3,500,000 dollars ($3,500,000) in clause (ii) of the immediately preceding sentence shall be read as a reference to the Deposit Premium; and (3) the limitations set forth clauses (i) and (ii) of the immediately preceding sentence shall not apply to Damages based upon, arising out of, with respect to or by reason of fraud of the Indemnitor.
(b)    EACH OF THE PARTIES TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY AND CONSEQUENTIAL DAMAGES IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING TO ANY SUCH CLAIM. NOTWITHSTANDING THE FOREGOING, IN THE EVENT A NONAPPEALABLE COURT ORDER REQUIRES A PARTY TO PAY A THIRD PARTY THAT IS NOT AN AFFILIATE SUCH DAMAGES AND SUCH DAMAGES ARE SUBJECT TO THE OTHER PARTY’S INDEMNIFICATION OBLIGATION CONTAINED IN THIS AGREEMENT AND AS LIMITED BY OTHER PROVISIONS IN THIS AGREEMENT, SUCH DAMAGES SHALL NOT BE SUBJECT TO THE LIMITATION ON LIABILITY CONTAINED IN THIS SECTION 14.4(b).
Section 14.5.    General.
(a)    Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIV to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XIV shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs and increases in premiums) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly refund to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs and increase in premiums).
(b)    In addition to the requirements of Section 14.5(a), each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIV to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.
(c)    Once Damages are agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article XIV, the Indemnitor shall satisfy its indemnification obligations under this Article XIV within ten (10) Business Days of such final adjudication by wire transfer of immediately available funds to the Indemnified Party. The Parties agree that should an Indemnitor not make full payment of any such obligations within such ten (10) Business Day period, any amount payable but not paid shall accrue interest from and including the date of agreement of the Indemnitor or final adjudication to and including the date such payment has been made at a rate per annum equal to the Federal Funds Rate.
(d)    Except for the Parties’ rights to specific performance and injunctive relief, the remedies set forth in this Article XIV constitute the sole remedies available under this Agreement, unless specifically stated otherwise in this Agreement.
(e)    All indemnification payments under this Article XIV shall be deemed adjustments to the Purchase Price.
ARTICLE XV
TERMINATION
Section 15.1.    Termination. This Agreement shall terminate upon the occurrence of any of the following:
(a)    Upon mutual written agreement of the Parties;
(b)    Upon written notice by either Party to the other Party following receipt by either Party of notice from any Governmental Entity that such Party has been denied any Regulatory Approval by Final order;
(c)    By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) upon written notice to the other Party if there has been a breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement or any other instruments and documents executed pursuant to this Agreement, on the part of the other Party, which breach would constitute grounds, either individually or in the aggregate, for the non-breaching Party to elect not to consummate the transactions contemplated by this Agreement pursuant to Section 10.1(a), 10.1(b), 10.2(a) or 10.2(b), as applicable, and is not cured within thirty (30) days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; and
(d)    By either Party upon written notice to the other Party if the Closing has not occurred by January 8, 2020 (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement).
Section 15.2.    Effect of Termination. Upon termination of this Agreement pursuant to Section 15.1, this Agreement shall become void and have no effect, and neither Party shall have any liability under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (a) Section 9.4, this Article XV and Article XVI (except Section 16.16) and (b) the Confidentiality Agreement shall survive any termination of this Agreement; provided that neither Party shall be relieved or released from any liabilities or damages arising out of its “willful and material” breach of any provision of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of any act undertaken by the breaching Party with knowledge (actual or constructive) that the taking of such act would, or would reasonable be expected to, cause a breach of this Agreement.
ARTICLE XVI
MISCELLANEOUS
Section 16.1.    Expenses.
(a)    Except as otherwise provided in this Agreement, each Party shall pay all of its own out-of-pocket expenses in connection with this Agreement and the transactions contemplated by this Agreement, including investment banking, appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.
(b)    Except as otherwise provided in this Agreement, Purchaser shall pay all (i) recording, filing or other fees, costs and expenses relating to the transfer of the Purchased Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser and (ii) all costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities.
Section 16.2.    Trade Names and Trademarks.
(a)    Purchaser acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, it does not have, nor following the Closing will have, any interest in or to the name, “People’s United” or any derivative or variation thereof or any other trade name, trademark or service mark, logo or corporate name of Seller or any of its Affiliates. Except as provided in Section 16.2(b), after the Closing, Purchaser and its Affiliates shall not use any such trade names, trademarks, service marks, logos or corporate names of Seller or any of its Affiliates.
(b)    From and after the Closing, Purchaser agrees not to use any forms or other documents bearing any trade or corporate name, trademark, service mark or logo of Seller or any of its Affiliates, without the prior written consent of Seller, which consent may be denied or given and limited in Seller’s sole discretion. If such consent is given, Purchaser agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the Party using such form or document.
Section 16.3.    Confidentiality.
(a)    From and after the date of this Agreement, the Parties and their Affiliates shall keep confidential the terms of this Agreement, the negotiations relating to this Agreement and all documents and information obtained by a Party from another Party in connection with the transactions contemplated by this Agreement, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a Regulatory Approval, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any applicable national securities exchange or otherwise.
(b)    Except as otherwise required by applicable law, regulations or rules, including the rules of any self-regulatory organization (as defined in the Securities Exchange Act of 1934, as amended), the Parties shall each furnish to the other the text of all notices and communications proposed to be sent by the furnishing Party regarding the transactions contemplated by this Agreement. Except as otherwise required by law, regulations or rules, including the rules of the Financial Industry Regulatory Authority or any national stock exchange, the furnishing Party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other Party is received, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 16.3 shall not apply to notices and communications from Seller to its Customers and its regulatory authorities.
Section 16.4.    Notices. Any notice, demand, request or report required or permitted to be given or made to a Party under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by registered or certified mail, return receipt requested, postage prepaid, by electronic mail (e-mail) or by nationally-recognized overnight delivery service to the Parties at the addresses set forth below:
if to Seller:
People’s United Bank, National Association
850 Main Street
Bridgeport, CT 06604
Attention: John B. Eagan, Corporate Counsel
Email: John.Eagan@peoples.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Lee Meyerson
Email: lmeyerson@stblaw.com

and if to Purchaser addressed to:

Bar Harbor Bank & Trust
82 Main Street | P.O. Box 400
Bar Harbor, ME 04609
Attention: Curtis Simard, President & CEO
Email: csimard@barharbor.bank

with a copy to (which shall not constitute notice):

K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, MA 02111
Attention: Stanley V. Ragalevsky
Email: stanley.ragalevsky@klgates.com

Either Party may change the persons or addresses to whom or to which notices may be sent by written notice to the other Party.
Section 16.5.    Interpretation. All article or section titles or captions in this Agreement are for convenience only. Such titles or captions shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. All Exhibits and Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim in this Agreement. Except as specifically provided otherwise, references to “Exhibits” and “Schedules” are to Exhibits and Schedules of this Agreement. As used in this Agreement, “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if.” References to a Person in this Agreement are also to its successors and assigns; except as the context may otherwise require. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References in this Agreement to any agreement, instrument or other document are to such agreement, instrument or document as amended and supplemented from time to time. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit to this Agreement. Any reference in this Agreement to $ shall mean United States dollars.
Section 16.6.    Modification or Amendment. No modification or amendment of any provision of this Agreement shall be binding unless in writing and executed by the Party or Parties sought to be bound by such amendment.
Section 16.7.    Waiver. The failure of either Party at any time or times to enforce or require performance of any provision of this Agreement shall in no way operate as a waiver or affect the right of such Party at a later time to enforce such provision. No waiver by either Party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement. Performance of or compliance with any obligation, agreement or condition contained in this Agreement or satisfaction of any obligation, agreement or condition may be waived in writing by the Parties to whom compliance with such obligation, agreement or condition is owed, except as otherwise provided in this Agreement or to the extent any such obligation, agreement or condition is required by applicable law.
Section 16.8.    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of either Party may be assigned without the prior written consent of the other Party, except for assignments by operation of law.
Section 16.9.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 16.10.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law, except to the extent preempted by federal law.
Section 16.11.    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION, OTHER PROCEEDING OR COUNTERCLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED BY THIS AGREEMENT, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. EACH PARTY FURTHER AGREES THAT ANY SUIT, ACTION, OTHER PROCEEDING OR COUNTERCLAIM SHALL BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS SITTING IN THE STATE OF NEW YORK.
(b)    EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION, OTHER PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED BY THIS AGREEMENT. NO PARTY, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED BY THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 16.11 HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 16.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 16.12.    Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including consummation of the transactions contemplated by this Agreement), this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
Section 16.13.    No Third Party Beneficiaries. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties. No future or present employee or customer of either Party nor any of its Affiliates, successors or assigns or other Person shall be treated as a third party beneficiary in or under this Agreement.
Section 16.14.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties. For the purposes of this Agreement, facsimile or other electronic signatures (including pdf) shall be deemed originals.
Section 16.15.    Entire Agreement. This Agreement, including the attached exhibits and schedules, contains the entire agreement among the Parties with respect to the subject matter of this Agreement, and supersedes any other prior written or oral understandings or agreements among the Parties relating to the subject matter of this Agreement, provided that the terms of the Confidentiality Agreement, to the extent consistent with the terms of this Agreement, shall continue to apply to the Parties.
Section 16.16.    Survival. All representations and warranties contained in this Agreement shall survive and continue in full force and effect for a period of twelve (12) months after the Closing Date and thereafter shall terminate; provided, however, that (i) the representations and warranties set forth in Section 5.10 shall survive for a period of three (3) years after the Closing Date; (ii) the representations and warranties set forth in Section 5.14 shall survive until sixty (60) days after the applicable statute of limitations; and (iii) the representations and warranties set forth in Sections 5.11, 5.17 and 6.11 shall survive indefinitely. All covenants and agreements contained in this Agreement shall survive indefinitely in accordance with their own terms. Notwithstanding anything to the contrary in this Section 16.16, (i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with the foregoing will continue to survive if a written notice for a claim for indemnification with respect thereto shall have been timely given on or prior to the expiration of the applicable survival date until the related claim for indemnification has been satisfied or otherwise resolved it being understood that claims not made within such period shall not survive and no Party will be entitled to indemnification for any such claims and (ii) Section 16.3 and this Section 16.16 shall survive without limitation.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION

By: /s/ Jeffrey J. Tengel
Name: Jeffrey J. Tengel
Title: Senior Executive Vice President

BAR HARBOR BANK & TRUST

By: /s/ Curtis Simard
Name: Curtis Simard
Title: President and Chief Executive Officer